UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Emeritus Corporation

(Name of Registrant as Specified In Its Charter)

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April 9, 2013

To the Shareholders of Emeritus Corporation:

You are cordially invited to attend the 2013 annual meeting of shareholders of Emeritus Corporation to be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Wednesday, May 29, 2013, at 10:00 a.m. local time.  Our board of directors has fixed the close of business on April 1, 2013 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments thereof.

The Notice of Annual Meeting and proxy statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of directors, approval of an amendment of our 2006 Equity Incentive Plan and re-approval of the material terms of the performance goals in the plan, and the ratification of KPMG LLP as our independent registered public accounting firm.

Our board of directors recommends that you vote FOR each of the proposals described in this proxy statement.

Your vote is very important.  Please vote your shares promptly, whether or not you expect to attend the meeting in person.  To vote your shares, please refer to the instructions on the proxy card or voting instruction form, or review the section entitled Voting of Proxies; Revocation of Proxies beginning on page 1 of the accompanying proxy statement.  Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the annual meeting of our shareholders and vote in person.

This proxy statement is dated April 9, 2013 and is first being mailed to Emeritus shareholders on or about April 15, 2013.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 29, 2013

The annual meeting of shareholders of Emeritus Corporation will be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Wednesday, May 29, 2013, at 10:00 a.m. local time to consider and act upon the following matters:

1.	To elect three directors nominated by our board of directors to serve until the 2016 annual meeting of shareholders;

2.
To approve an amendment of our 2006 Equity Incentive Plan, including an increase in the number of shares available for awards under the plan and an extension of the plan’s term, and to re-approve the material terms of the performance goals in the plan for purposes of Section 162(m) of the Internal Revenue Code;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The board of directors recommends that you vote FOR the election of each of the director nominees, FOR the amendment of our 2006 Equity Incentive Plan and the re-approval of the material terms of the performance goals in the plan for purposes of Section 162(m) of the Internal Revenue Code and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

The board of directors has fixed the close of business on April 1, 2013 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments or postponements thereof.  Shareholders are cordially invited to attend the annual meeting of our shareholders in person.

To vote your shares, please refer to the instructions on the proxy card or voting instruction form, or review the section entitled Voting of Proxies, Revocation of Proxies beginning on page 1 of the accompanying proxy statement.

By order of the board of directors,

/s/ Granger Cobb Granger Cobb President and Chief Executive Officer
Seattle, Washington

April 9, 2013

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 29, 2013

Our proxy statement is attached.  The proxy statement and our 2012 annual report to shareholders are available on our website at http://www.emeritus.com/Investors.  Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

i

Potential Payments upon Termination or Change in Control	40
DIRECTOR COMPENSATION	43
2012 Director Compensation	43
2012 Director Compensation Table	44
2013 Director Compensation	45
BENEFICIAL OWNERSHIP OF COMMON STOCK	46
TRANSACTIONS WITH RELATED PERSONS	48
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50
SHAREHOLDER PROPOSALS	50
Submission of Shareholder Proposals for Inclusion in the Proxy Statement	50
Advanced Notice Procedures for Director Nominations and Other Business	50
OTHER INFORMATION	50
APPENDIX A	A-1
Directions

ii

THE ANNUAL MEETING OF SHAREHOLDERS

We are making this proxy statement available to you on or about April 15, 2013 in connection with the solicitation of proxies by our board of directors for the Emeritus Corporation 2013 Annual Meeting of Shareholders. In this proxy statement, we sometimes refer to Emeritus as the “Company,” “we” or “us,” and to the Company’s 2013 Annual Meeting of Shareholders as the “annual meeting.”

Date, Time and Place of the Annual Meeting

The 2013 annual meeting will be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Wednesday, May 29, 2013, at 10:00 a.m. local time.

Matters to be Considered at the Annual Meeting

The purpose of the annual meeting is to consider and vote on the proposals described below and any other matters that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

1.	To elect three directors nominated by our board of directors to serve until the 2016 annual meeting;

2.
To approve an amendment of our 2006 Equity Incentive Plan, including an increase in the number of shares available for awards under the plan and an extension of the plan’s term, and to re-approve the material terms of the performance goals in the plan for purposes of Section 162(m) of the Internal Revenue Code;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Record Date; Shares Entitled to Vote

We have fixed the close of business on April 1, 2013 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting.  Each holder of record of our common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.  No other shares of our capital stock are entitled to notice of, or are entitled to vote at, the annual meeting of our shareholders.  At the close of business on the record date, we had 47,361,803 shares of common stock outstanding and entitled to vote.

Voting of Proxies; Revocation of Proxies

If you vote your shares of Emeritus common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, your shares will be voted at the annual meeting as you indicate on your proxy, unless your proxy is revoked.  You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares.  If no instructions are indicated on your signed proxy card, your shares will be voted FOR the election of Stanley L. Baty, Granger Cobb and Richard W. Macedonia to our board of directors; FOR the approval of the amendment of our 2006 Equity Incentive Plan and the re-approval of the material terms of the performance goals in the plan for purposes of Section 162(m) of the Internal Revenue Code; and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

If you are a registered shareholder, you may also vote your shares by accessing the Internet website specified on the printed proxy card and by following the instructions provided on the website.  Chapter 23B.07.220 of the Washington Business Corporation Act allows the electronic transmission of proxies to the person, firm, organization, or agent who is holder of the proxy.  Alternatively, if you are a registered shareholder, you may vote your shares by calling the telephone number specified in the printed proxy card and by following the instructions provided on the phone line.  If your shares are held in an account at a brokerage firm, bank, or other custodian, you must instruct such institution on how to vote your shares.  Your broker, bank, or other custodian will vote your shares only if you provide instructions on how to vote by following the voting instructions provided to you by your broker, bank, or other custodian.  If you do not instruct your broker, bank or other custodian, they will not be able to vote your shares other than for the proposal relating to the ratification of the appointment of our independent registered public accounting firm.  Please refer to the information forwarded by your broker, bank or other custodian to determine what voting options are available to you.

You may revoke your proxy at any time prior to its use by delivering a signed notice of revocation to our Corporate Secretary at our corporate offices at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, by delivering a new duly executed proxy prior to the annual meeting or, if you are a holder of record, by attending the annual meeting and voting in person.  If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the annual meeting.  If you voted by the Internet or telephone and wish to change your vote, you may go to the Internet site or call the toll-free number specified in the proxy card or voting instructions, whichever is applicable to your earlier vote, and follow the directions for changing your vote.  Attendance at the annual meeting does not in itself constitute the revocation of a proxy.

Quorum; Broker Abstentions and Broker Non-Votes

A quorum, consisting of a majority of the shares entitled to vote as of the record date for the annual meeting, must be present in person or by proxy before any action may be taken at the annual meeting.  Broker non-votes (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) and abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting.  Shareholders are not entitled to cumulate votes in the election of directors.  Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

The proposal to approve the amendment of our 2006 Equity Incentive Plan and the re-approval of the material terms of the performance goals set forth in the 2006 Equity Incentive Plan will be approved if a majority of the total votes cast on the proposal vote “for” the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm will be approved if a majority of the total votes cast on the proposal vote in favor of them.  Abstentions will have no effect on the outcome of the vote.  Brokers or banks who hold shares for the accounts of their clients have discretionary authority to vote shares with respect to this proposal even if specific instructions are not given.

Expenses of Solicitation

We will bear the cost of soliciting proxies.  Certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone, e-mail, or facsimile.  In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household.  We will promptly deliver a separate copy of this proxy statement to you if you write or call our Corporate Secretary at the following address or phone number: 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, telephone: (206) 298-2909.  You may also access a copy of this proxy statement and our 2012 Annual Report on our website at http://www.emeritus.com/Investors.  Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com.  If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or, if you are a record holder, you may contact us at the above address and phone number.

Recommendation of Our Board of Directors

The board of directors, by the unanimous vote of those directors present, approved the amendment of our 2006 Equity Incentive Plan.  The Audit Committee of our board of directors approved the appointment of KPMG as our independent registered public accounting firm.  The Nominating and Corporate Governance Committee of our board of directors recommended, and our board of directors unanimously approved, the nominations of Stanley L. Baty, Granger Cobb and Richard W. Macedonia for election to our board of directors.

The Emeritus board of directors recommends that you vote FOR each of the nominees for election to our board of directors, FOR the approval of the amendment of our 2006 Equity Incentive Plan and the re-approval of the material terms of the performance goals in the plan for purposes of Section 162(m) of the Internal Revenue Code and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes.  One class is elected each year by the shareholders.  At the annual meeting, three directors are nominated to be elected to serve for a term of three years, expiring on the date of the 2016 annual meeting.  If elected, the nominees will continue in office until a successor has been elected or until the nominees have resigned or been removed in the manner provided by our restated bylaws.  The names of the director nominees, as well as the directors whose terms will continue after the annual meeting, are listed below. The biographies of each nominee and each continuing director contains information regarding the person’s service as a director, business experience, director positions with publicly traded companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if any, and the experiences, qualifications, attributes or skills that caused our board of directors and our Nominating and Corporate Governance Committee to determine that the person should serve as a member of our board of directors.

Pursuant to the terms of a shareholders’ agreement entered into in connection with our September 2007 acquisition of Summerville Senior Living, Inc., which we sometimes refer to as Summerville or the Summerville acquisition, Mr. Daniel R. Baty and his affiliated entities (the “Baty shareholders”), Saratoga Partners IV, L.P., Saratoga Coinvestment IV, LLC, and Saratoga Management Company, LLC (the “Saratoga shareholders”) and AP Summerville, LLC (“AP Summerville”), AP Summerville II, LLC (“AP Summerville II”), Apollo Real Estate Investment Fund III, L.P. (“AREIF III”) and Apollo Real Estate Investment Fund IV, L.P. (“AREIF IV” and together with AP Summerville, AP Summerville II and AREIF III, the “AREA shareholders”) agreed to vote their shares to elect one representative designated by the Baty shareholders, one representative designated by the Saratoga shareholders, one representative designated by the Apollo shareholders, and one representative designated by our board of directors so long as each shareholder group beneficially owns at least 5% of our outstanding shares or one-half of the amount of shares beneficially owned by the shareholder group immediately following the closing of the Summerville acquisition.  On September 16, 2010, the representative of the Saratoga shareholders resigned and was not replaced, and in 2012 the Saratoga shareholders sold their remaining Emeritus stock and are no longer entitled to elect a director.  The AREA shareholders have designated Mr. Koenig as their representative and the Baty shareholders have designated Stanley L. Baty as their representative.  In March 2013, the AREA shareholders sold their remaining Emeritus stock and are no longer entitled to elect a director.

Director Nominees

Class II Directors Whose Terms Will Expire in 2016

Stanley L. Baty (age 41) has served as a member of our board of directors since September 2004.  Mr. Baty is the son of Daniel R. Baty, chairman of our board of directors.  Since November 1996, Mr. Stan Baty has served as the Vice President of Columbia Pacific Management, Inc., where he is responsible for real estate related investment decisions.  From 1994 to 1996, Mr. Baty was a financial analyst for Nomura Securities Corporation.  We believe Mr. Baty is qualified to serve on our board of directors because he brings experience in real estate investment and operations, acquisitions and financial analysis.

Granger Cobb (age 52) has served as our President and Chief Executive Officer since January 2011 and as a member of our board of directors since September 2007.  Mr. Cobb previously served as our President and Co-Chief Executive Officer since September 2007, when we completed our acquisition of Summerville.  He served as President, Chief Executive Officer and a director of Summerville from 2000 until the September 2007 Summerville acquisition.  Mr. Cobb joined Summerville in 1998 with its acquisition of Cobbco, Inc., a California-based assisted living company founded by Mr. Cobb in 1989.  Mr. Cobb is active in several industry associations and has served on the Boards of Directors of the Assisted Living Federation of America (“ALFA”), the National Investment Center for the Seniors Housing & Care Industry (“NIC”), and the political action committees for ALFA and the California Assisted Living Association (“CALA”).  Mr. Cobb is the brother of Melanie Werdel, our Executive Vice President—Administration.  We believe Mr. Cobb is qualified to serve on our board of directors because he brings extensive executive management and operating experience in the senior residential, assisted living, and skilled nursing industries, and in-depth knowledge of our business as our chief executive officer.

Richard W. Macedonia (age 69) has served as a member of our board of directors since November 2008.  Since September 2007, Mr. Macedonia has served as Chief Executive Officer Emeritus of Sodexo, Inc., a provider of integrated food and facilities management services.  From January 2004 to September 2007, Mr. Macedonia served as Chief Executive Officer and Chief Operating Officer of Sodexo, Inc.  Mr. Macedonia began his career with Sodexho Alliance SA in 1968 as a unit manager in the Campus Services Division.  Mr. Macedonia held various positions at Sodexo and its affiliates from June 2003 to 2007, including Group Chief Operating Officer of Sodexo Alliance SA, Executive Vice President, President and Chief Executive Officer of Sodexo North America and President of Sodexho’s Health Care Services Division.  Mr. Macedonia has served in various executive management positions with predecessor companies SAGA Corporation and Marriott International, Inc. and was appointed as a Division Vice President with Sodexo in 1998. We believe Mr. Macedonia is qualified to serve on our board of directors because he brings extensive executive experience in the food services, facilities management and healthcare services industries, as well as leadership in the areas of corporate diversity and best places to work practices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Continuing Directors

Class III Directors Whose Terms Will Expire in 2014

Daniel R. Baty (age 69) is one of the founders of Emeritus and has served as a member of our board of directors since our inception in 1993 and as Chairman since April 1995.  Mr. Baty also served as our Chief Executive Officer from the founding of Emeritus until the completion of the Summerville acquisition in 2007, and as our Co-Chief Executive Officer until January 2011.  Mr. Baty remains an employee and executive officer of our Company.  Mr. Baty served as the Chairman of the board of directors of Holiday Retirement Corporation from 1987 to 2007 and served as its Chief Executive Officer from 1991 through September 1997.  Since 1984, Mr. Baty has also served as Chairman of the board of directors of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the board of directors of Columbia Pacific Management, Inc.  Both of these companies are wholly owned by Mr. Baty and engage in developing independent living facilities and providing consulting services for that market.  Mr. Baty is the father of Stanley L. Baty, a current director of our Company.  We believe Mr. Baty is qualified to serve on our board of directors because he brings extensive executive and board level experience in the domestic and international healthcare industries, including the areas of real estate transactions, operations, management and corporate finance, and in-depth knowledge of our business as one of our co-founders and as one of our largest shareholders.

Bruce L. Busby (age 69) has served as a member of our board of directors since April 2004.  Mr. Busby has 26 years of experience in the health care industry and served as Chairman and Chief Executive Officer of The Hillhaven Corporation (“Hillhaven”) from 1993 until its merger with Vencor, Inc. in 1995.  Hillhaven was a publicly-held operator of skilled nursing facilities and other health care related businesses based in Tacoma, Washington.  Mr. Busby, who was a certified public accountant for over thirty years, has been retired since 1995.  We believe Mr. Busby is qualified to serve on our board of directors because he brings extensive executive and board experience from the healthcare industry, particularly in accounting, finance and operations.

James R. Ladd (age 70) has served as a member of our board of directors since September 2010.  Mr. Ladd is a retired partner in Deloitte & Touche, LLP, in which he served as managing partner of the Seattle and Tokyo offices.  Subsequently he has served in other executive, finance and operations management positions.  Mr. Ladd most recently has served as Senior Vice President for Finance & Operations for the Institute for Systems Biology since October 2009, was a partner in the consulting firm of Tatum, LLC, from March 2004 to February 2012, and Executive Vice President, Finance and Operations, for City University of Seattle from March 2004 to June 2007.

He is a member and immediate past Chairman of the board of trustees of Seattle Children’s Hospital and also serves as lead director on the board of directors of Sparling, Inc.  Mr. Ladd is a certified public accountant, was a member of the board of directors of the Washington Society of CPAs from June 2007 to May 2012 and chairman of that board from 2010 to 2011, and was a member of the Governing Council of the American Institute of CPAs from October 2009 to October 2012.  We believe Mr. Ladd is qualified to serve on our board of directors because he brings extensive executive and board experience from both the public and private sectors, particularly in finance and accounting.

Class I Directors Whose Terms Will Expire in 2015

H. R. Brereton Barlow (age 63) has served as a member of our board of directors since March 2011.  Mr. Barlow has served as the Chief Executive Officer of Premera Blue Cross since 2000.  Mr. Barlow joined Premera in 1997 as its Chief Financial Officer and was promoted to serve as Chief Operating Officer.  Previously, he served as Chief Financial Officer of Health Net, a major subsidiary of Health Systems International, a health maintenance organization, and AHI Healthcare Systems Inc., a primary and specialty care provider network.  Prior to his employment with Health Net and AHI Healthcare Systems Inc., Mr. Barlow was a partner with Deloitte & Touche, LLP and he is a certified public accountant.  Mr. Barlow currently serves on several boards of directors, including Blue Cross Blue Shield Association, National Institute for Health Care Management, Premera Blue Cross, and Washington Healthcare Forum.  He also serves on the advisory board of the University of Washington’s Foster School of Business.  Mr. Barlow brings to the Board extensive executive experience in the healthcare industry, particularly in accounting, finance and operations.

Stuart Koenig (age 60) has served as a member of our board of directors since September 2007, when we completed the Summerville acquisition.  Mr. Koenig has been associated with AREA Property Partners (“AREA”) since 1995 and is a partner of the firm and its Chief Financial Officer.  Prior to 1995, Mr. Koenig was a Vice President in the Real Estate Principal Investment Area of Goldman, Sachs & Co. where he served as Controller and Director of Investor Relations for the Whitehall real estate investment funds.  We believe Mr. Koenig is qualified to serve on our board of directors because he brings extensive executive experience in real estate and healthcare industry investments, investor relations, financial management and executive compensation.

Robert E. Marks (age 61) has served as a member of our board of directors since July 2005.  Since 1994, Mr. Marks has been the President of Marks Ventures, LLC, a private equity investment firm.  Mr. Marks is a director and Chairman of the Audit and Finance Committee of Denny’s Corporation, as well as a member of the board of directors of Trans World Entertainment Corporation (NASDAQ: TWMC), a member of the Board of Trustees of the Greenwich, Connecticut Public Library, a member of the Board of Trustees of the Greenwich Field Club, a member of the Board of Trustees of The International Rescue Committee and a member of Stanford University’s Alumni Committee on Trustee Nominations. We believe Mr. Marks is qualified to serve on our board of directors because he brings extensive finance, investment and executive compensation experience in service industries.

Retiring Director

Mr. Raymond R. Brandstrom is one of the founders of Emeritus and has served as a member of our board of directors since the Company’s inception in 1993.  Mr. Brandstrom’s term expires on May 29, 2013, and he has elected to retire from the board.  We have engaged a search firm to identify a group of director candidates to present to the Nominating and Corporate Governance Committee for consideration to fill the vacancy that will be created upon Mr. Brandstrom’s resignation.  The Nominating and Corporate Governance Committee recommended that the board nominate only three directors to stand for reelection at this year's annual meeting.  The fourth position now held by Mr. Brandstrom will remain vacant until the board appoints the new director, who (under our bylaws) will serve until the 2014 annual meeting, at which time he or she will stand for election to serve out the remaining two years of his or her term.

PROPOSAL 2

APPROVAL OF AMENDMENT OF OUR 2006 EQUITY INCENTIVE PLAN AND
 THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SET FORTH
 IN THE 2006 EQUITY INCENTIVE PLAN

General

The board of directors, the Compensation Committee and our management all believe that the effective use of equity-based compensation has been integral to Emeritus’ success in the past and is vital to its ability to achieve continued strong performance in the future.  On March 28, 2013, upon the recommendation of the Compensation Committee and subject to the approval of our shareholders, the board of directors approved an amendment of our 2006 Equity Incentive Plan (the “2006 Plan” and, as amended and restated, the “Amended 2006 Plan”) to increase the number of shares of our common stock reserved for issuance under the plan and to make certain other amendments described below, including an extension of the plan’s term until March 1, 2023.  The Amended 2006 Plan, if approved by our shareholders, will enable the Company to continue to use the plan for stock-based compensation.

In addition, the board of directors is asking our shareholders to re-approve the material terms of the performance goals for performance-based awards set forth in the Amended 2006 Plan to provide Emeritus with the continued flexibility to grant awards under the Amended 2006 Plan that qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.  Under Section 162(m) of the Internal Revenue Code, Emeritus is generally prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (generally excluding the principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.  In general, one of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code is that the material terms of the performance goals under which the compensation may be paid must be periodically disclosed to and approved by our shareholders.

Summary of the Proposed Amendment

Increase in Shares Authorized.  We are asking our shareholders to approve an increase in the number of shares of our common stock available for issuance under the 2006 Plan by 2,900,000 shares, such that the number of shares authorized for issuance under the Amended 2006 Plan will be increased from 5,800,000 shares to 8,700,000 shares.

We are also asking our shareholders to approve the use of shares under the Amended 2006 Plan that currently remain available for issuance under our Amended and Restated Stock Option Plan for Non-employee Directors (the “Directors Plan”) as of the date of shareholder approval of the Amended 2006 Plan.  Subject to shareholder approval of the Amended 2006 Plan, the board has terminated the Directors Plan, intends that all future equity awards to directors be made under the Amended 2006 Plan, and, therefore, would like to “roll in” the remaining available shares under the Directors Plan to the Amended 2006 Plan.  We are, therefore, asking that shareholders approve an increase to the Amended 2006 Plan of the shares that, as of the date of shareholder approval of the Amended 2006 Plan, have not been issued under the Directors Plan.  As of March 18, 2013, this amount consists of (i) 134,000 shares not issued or subject to outstanding options under the Directors Plan (which shares will not be granted prior to shareholder approval of the Amended 2006 Plan) and (ii) up to 255,000 shares currently subject to outstanding options under the Directors Plan.  However, these 255,000 shares will only be issuable under the Amended 2006 Plan to the extent that such outstanding options held by directors expire or terminate without being exercised.  Accordingly, pursuant to this share increase, up to 389,000 shares previously available for issuance under the Directors Plan may become available for issuance under the 2006 Amended Plan, in addition to the 2,900,000 shares for which we are also seeking shareholder approval.  Following shareholder approval of the 2006 Amended Plan, the Directors Plan will be terminated and no further grants will be made under that plan.  If the shareholders do not approve the Amended 2006 Plan, the Directors Plan will not be terminated.

We believe that equity awards have been a critical component of our long-term incentive and retention program, particularly for executive personnel, central corporate personnel and divisional operating personnel.  The board believes that the additional shares for which shareholder approval is being sought will enable us to continue to have an appropriate supply of shares for equity incentives to recruit, hire and retain the talent required for our future performance.

As of March 18, 2013, 269,065 shares remained available for the grant of new equity awards under the 2006 Plan.  As of the same date, 3,747,923 shares were subject to outstanding options and 699,918 shares were subject to restricted stock awards under the 2006 Plan, the only types of equity awards granted under the 2006 Plan to date, and 974,344 shares have been issued upon exercise of options and 108,750 shares have become vested under restricted stock awards.  Based on estimated usage, we currently anticipate depleting the shares remaining available for grant under the 2006 Plan before the end of 2013.  Under the Directors Plan, 134,000 shares remain available for issuance and 255,000 shares are subject to outstanding options.  By increasing the number of shares authorized for issuance under the Amended 2006 Plan, based on our current grant practices and possible business growth, the Company expects that the increased share reserve will allow us to continue to provide equity incentives to employees and other eligible individuals over the next three years.  The actual number of years could be influenced by a number of factors, including, but not limited to, business growth, competitive pay practices and our continued use of performance-based restricted stock awards for our executives.  If shareholders approve the requested share increase, the total number of shares of common stock available for new grants under the Amended 2006 Plan, plus the number of shares subject to outstanding awards under our current and prior equity plans as of March 18, 2013 would be approximately 8,005,906 shares (including the shares that may become available from the Directors Plan).  As of March 18, 2013, the total number of shares of our common stock outstanding was approximately 47,349,694 shares.

Limit on Number of Shares Subject to Performance-Based Compensation.  The 2006 Plan limits the number of shares that may be granted under awards, other than performance units, that are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code to 500,000 shares of our common stock per calendar year.  The Amended 2006 Plan increases this limit to 750,000 shares.

Extension of Term.  As previously approved by shareholders, the 2006 Plan has a termination date of June 14, 2016.  If shareholders approve the Amended 2006 Plan, the term of the plan will be extended until March 1, 2023.  If the Amended 2006 Plan is not approved by shareholders, the 2006 Plan will remain in full force and effect through June 14, 2016.

Highlights of Certain Continuing Provisions

No Repricing of Stock Options. The 2006 Plan prohibits the repricing of stock options, including, as amended, by cancelling stock options in exchange for cash, new options with a lower exercise price, restricted stock or another equity award, without prior shareholder approval.

No Discount Stock Options.  The 2006 Plan prohibits the grant of stock options with an exercise price less than the fair market value of our common stock on the date of grant (with certain exceptions in connection with substitution of options in acquisitions we may make).

Independent Committee Administration. The 2006 Plan is generally administered by committees (including subcommittees) of the board of directors whose members satisfy the New York Stock Exchange listing standards for director independence, the disinterested administration requirement of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m) of the Internal Revenue Code.

Code Section 162(m) Eligibility.  The Compensation Committee has the flexibility to approve equity and cash awards eligible for treatment as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

No Evergreen Provision.  There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the 2006 Plan are automatically replenished.

Description of the Amended 2006 Plan

Set forth below is a summary of certain important features of the Amended 2006 Plan, which does not purport to be a complete description of the Amended 2006 Plan.  A copy of the complete text of the Amended 2006 Plan is attached to this proxy statement as Appendix A, and the following description is qualified in its entirety by reference to the text of the Amended 2006 Plan.

If the Amended 2006 Plan is not approved by our shareholders, the 2006 Plan will continue as currently in effect.

Purpose.  The purpose of the Amended 2006 Plan is to attract, retain and motivate our employees and officers by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders. The Amended 2006 Plan also allows us to provide the same opportunity to our directors, consultants, agents, advisors and independent contractors.

Administration.  The Amended 2006 Plan may be administered by our board of directors or our Compensation Committee (or a subcommittee thereof), which must be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code.  Subject to the terms of the Amended 2006 Plan, the board of directors may also delegate administration of the Amended 2006 Plan to one or more committees consisting of at least two members of the board or to one or more senior executive officers within specific limits prescribed by the board, including limits that no such officer may grant awards under the Amended 2006 Plan to himself or to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended.  Historically, our Compensation Committee (or a subcommittee thereof) has been responsible for administration of the 2006 Plan, and we intend to continue that practice. Accordingly, we generally use the term “Compensation Committee” in this plan summary although, as described above, other committees or individuals may be authorized to take actions under the Amended 2006 Plan.

The Compensation Committee is authorized, subject to the terms of the Amended 2006 Plan, to select the individuals to receive awards, determine the terms and conditions of all such awards, as well as to interpret and administer the provisions of the Amended 2006 Plan and any instrument evidencing an award granted under the Amended 2006 Plan.  The Compensation Committee’s decisions, determinations and interpretations are binding on holders of awards granted under the Amended 2006 Plan.

Shares Available for Issuance.  Subject to shareholder approval, the Amended 2006 Plan authorizes the issuance of up to 8,700,000 shares of common stock, which includes the 2,900,000 share increase that shareholders are being asked to approve.  In addition, up to 389,000 additional shares may become available for issuance under the Amended 2006 Plan to the extent that such shares:

•	remain available for issuance under the Directors Plan and are not subject to outstanding options under the Directors Plan as of the date of shareholder approval of the Amended 2006 Plan; or

•	on or after the date of shareholder approval of the Amended 2006 Plan, cease to be subject to be subject to such options (other than by reason of exercise of the options).

Shares issued under the Amended 2006 Plan will consist of authorized and unissued shares.

If an award granted under the Amended 2006 Plan lapses, expires, terminates or is forfeited without having been fully exercised or without the issuance of all the shares subject to the award, the unissued shares subject to that award will again be available for issuance under the Amended 2006 Plan.  Shares that are (i) tendered by a participant or retained by us as payment for the purchase price of an award or to satisfy tax withholding obligations or (ii) covered by an award that is settled in cash will be available for issuance under the Amended 2006 Plan. In addition, awards granted as substitute awards in connection with acquisition transactions will not reduce the number of shares authorized for issuance under the Amended 2006 Plan.

The maximum number of shares of common stock that may be issued pursuant to the exercise of incentive stock options is the same as the total number of shares authorized for issuance under the Amended 2006 Plan.

Adjustments.  In the event of certain changes in the Company’s common stock by reason of a stock dividend, stock split, spin-off, combination or exchange or shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure, proportional adjustments will be made to the (i) maximum number and kind of securities issuable under the Amended 2006 Plan; (ii) the maximum number and kind of securities issuable as incentive stock options; (iii) the number and kind of securities subject to outstanding awards and the per share price of such securities, without any change in the aggregate price therefor; and (iv) the maximum number and kind of securities issuable as “performance-based” compensation under the Code.

Under the Amended 2006 Plan, the board of directors or the Compensation Committee also may make adjustments as described in the paragraph above in the event of any distribution of assets to shareholders other than a normal cash dividend.  In determining the adjustments to be made, the board or the Compensation Committee may take into account such factors as it deems appropriate, such as the restrictions of applicable law and potential tax and accounting consequences of an adjustment. In light of such factors or circumstances, the board or the Compensation Committee may make adjustments that are not uniform or proportionate among outstanding awards, modify vesting dates, or make other equitable adjustments.  Any such adjustments to outstanding awards will be effected in a manner that is intended to preclude the enlargement of rights and benefits under such awards.

Eligibility.  Our employees, officers, directors, consultants, agents, advisors and independent contractors and those of our related companies are eligible to receive awards under the Amended 2006 Plan.  Although we employ approximately 27,400 persons (including part-time employees), we have not in the past, and do not intend under the Amended 2006 Plan, to consider most staff at the community level for awards.  In view of this, at March 18, 2013, approximately 252 employees, including 15 executive officers, and seven non-employee directors were eligible to participate in the Amended 2006 Plan.

Types of Awards

The Amended 2006 Plan permits the granting of any or all of the following types of awards: (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) stock awards, restricted stock awards and stock units, including restricted stock units; (iv) performance shares and performance units conditioned upon meeting performance criteria; and (v) other stock or cash-based awards.

Stock Options.  Both nonqualified and incentive stock options may be granted under the Amended 2006 Plan.  The Compensation Committee determines the exercise price for stock options, which must not be less than 100% of the fair market value of the common stock on the date of grant (except for awards granted as substitute awards in connection with acquisition transactions).  Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock during regular session trading on the New York Stock Exchange.  As of March 18, 2013, the closing sales price for our common stock was $26.68.

The exercise price for stock options may be paid by an optionee in cash, through a broker-assisted cashless exercise, and if permitted by the Compensation Committee, by our withholding of shares that would otherwise be issued on exercise of an option, by the participant’s delivery of previously owned shares or by such other consideration permitted by the Compensation Committee.  The Compensation Committee also establishes the vesting schedule for each option granted and the term of each option, which term cannot exceed ten years from the date of grant.  If not provided otherwise in the instrument evidencing an option, options typically will vest in equal annual installments over four years.

Unless otherwise provided in the instrument evidencing an option, a participant generally will be able to exercise the vested portion of his or her option for (i) three months following termination of employment or services for reasons other than cause, retirement, disability or death and (ii) one year following termination due to retirement, disability or death.  If a participant is terminated for cause, all options held by that participant generally will automatically expire upon notification to the participant of the termination.

Stock Appreciation Rights (or SARs).  The Compensation Committee may grant SARs as a right in tandem with the number of shares underlying stock options or on a stand-alone basis under the Amended 2006 Plan. SARs are the right to receive a payment per share upon exercise of the SAR in stock or in cash equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted.  Exercise of an SAR issued in tandem with a stock option will result in a reduction of the number of shares underlying the related stock option to the extent of the SAR exercised. The terms of a freestanding SAR cannot be more than ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Stock Awards, Restricted Stock and Stock Units.  The Compensation Committee may grant awards of shares of common stock, or awards denominated in units of common stock, that are subject to repurchase or forfeiture restrictions.  The repurchase or forfeiture restrictions may be based on continuous service with us or a related company or on the achievement of specified performance criteria, as determined by the Compensation Committee. Stock units may be paid in stock, cash or a combination of stock and cash.

Performance Awards.  The Compensation Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock, and performance units are units valued by reference to property other than shares of common stock.  Performance shares and performance units may be payable upon the attainment of performance criteria and other terms and conditions as established by the Compensation Committee.  Performance awards may be payable in stock, cash or other property, or a combination thereof.

Dividends.  The Compensation Committee may approve the payment of dividends or dividend equivalents with respect to shares subject to awards.  Under the Amended 2006 Plan, if an award’s vesting, payment or grant is contingent on the achievement of one or more performance goals, such dividends or dividend equivalents will accrue and only be paid to the extent the award becomes vested or payable.

Other Stock-Based or Cash-Based Awards.  The Compensation Committee also is authorized to grant other incentives payable in cash or in shares of common stock, subject to the terms of the Amended 2006 Plan and any other terms and conditions approved by the Compensation Committee.

No Repricing.  Without shareholder approval, the Compensation Committee may not (i) reduce the exercise or grant price of outstanding options or SARs after they are granted, except in connection with certain adjustments to our corporate or capital structure permitted by the Amended 2006 Plan, described above; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; (iii) cancel an option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash or another option or SAR, restricted stock or other equity award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; or (iv) take any action that has the same effect as the preceding (i), (ii) or (iii).

Change in Control

Unless otherwise determined at the time of grant of an award or unless otherwise provided in a written employment, services or other agreement between a participant and us, in the event of a change in control:

•
If the change in control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by a successor company, then, if and to the extent that the successor company converts, assumes, substitutes for or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards.  To the extent that outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control.  Such awards will then terminate at the effective time of the change in control.

•
If the change in control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by a successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control.  Such awards will then terminate at the effective time of the change in control.

•
All performance shares or performance units earned and outstanding as of the date the change in control occurs will become payable in full at their target level in accordance with the payout schedule in the instrument evidencing the award.  Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change in control.

•
Alternatively, the Compensation Committee may, in its discretion, provide that a participant’s outstanding awards will terminate in a company transaction in exchange for a cash payment equal to the per-share consideration payable to shareholders less any applicable exercise or grant price.

“Change in control” generally means, unless otherwise determined at the time of grant of an award or unless otherwise provided in a written employment, services or other agreement between a participant and us:

•
an acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to a related party transaction);

•
a change in the composition of the board of directors during any two-year period such that the incumbent board members cease to constitute at least a majority of the board (not including directors whose election, or nomination for election by shareholders, was approved by at least two-thirds of the incumbent board); or

•
consummation of a company transaction, which excludes certain related party transactions (defined below) and generally means (i) a merger or consolidation of Emeritus with or into any other company or other entity; (ii) a statutory share exchange or a sale in one transaction or a series of related transactions of at least 50% of Emeritus’ outstanding voting securities; or (iii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of Emeritus’ assets, excluding in each case a related party transaction.

“Related party transaction” generally means a transaction pursuant to which (i) the beneficial owners of common stock and voting securities immediately prior to the company transaction beneficially own thereafter at least 50% of the outstanding common stock and combined voting power of the then outstanding voting securities in substantially the same proportions as their ownership immediately prior to the transaction; (ii) no entity (other than Emeritus or an affiliate) will beneficially own 50% or more of the outstanding shares of common stock of the successor company or the voting power of the outstanding voting securities of the successor company, unless such ownership existed prior to the company transaction; and (iii) Emeritus’ incumbent board of directors will constitute, immediately after the company transaction, at least a majority of the board of directors of the company resulting from such company transaction.

Performance-Based Compensation under Section 162(m).  The Compensation Committee may determine that awards under the Amended 2006 Plan will be granted subject to the attainment of performance goals relating to one or a combination of performance criteria for purposes of qualifying the awards under Section 162(m) of the Internal Revenue Code.  Under Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any one year to the chief executive officer or any of the other three most highly compensated officers (generally excluding the chief financial officer), the compensation must qualify as “performance-based” under Section 162(m).

If the Compensation Committee intends to qualify an award under the Amended 2006 Plan as “qualified performance-based” compensation under Section 162(m) of the Internal Revenue Code, the performance goals for the award may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for Emeritus as a whole, or any business unit of Emeritus, as reported or calculated by Emeritus: cash flows (including, but not limited to, occupancy rate, rate per unit, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating profit or income (including or excluding depreciation, amortization, extraordinary items, restructuring charges, prior-year self-insurance reserve adjustments or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; quality initiatives; market share; net earnings or net income (before or after taxes); return on invested capital; improvements in capital structure; earnings before or after interest, taxes, depreciation, amortization and/or rent; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics.

Such performance goals also may be based on the achievement of specified levels of company performance (or performance of an applicable affiliate or business unit of Emeritus) under one or more of the performance criteria described above relative to the performance of other corporations or indices.

The evaluation of performance may include or exclude any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary or nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report for the applicable year; acquisitions or divestitures; discontinued operations; foreign exchange gains and losses; gains and losses on asset sales; and certain capital expenditures.

The performance goals will be set by the Compensation Committee within the time period required by Section 162(m).  The Compensation Committee may decrease, but not increase, the amount payable pursuant to such awards.  In addition, achievement of the applicable performance goals related to an award may not be waived, except in the case of the participant’s death or disability. Section 162(m) of the Internal Revenue Code requires that a qualifying committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

Subject to certain adjustments for changes in our corporate or capital structure, participants who are granted awards intended to qualify as “performance-based” compensation may not be granted awards, other than performance units, for more than 750,000 shares of our common stock in any single calendar year.  The maximum dollar value payable under such awards that are payable in cash and granted to any individual in any single calendar year cannot exceed $3 million.  These limits are intended to qualify the grant of equity and cash-based awards under the Amended 2006 Plan as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

Notwithstanding the foregoing, the Company retains the ability to grant awards under the Amended 2006 Plan that do not qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

Transferability.  Unless the Compensation Committee determines otherwise, and to the extent permitted by Section 422 of the Internal Revenue Code, during a participant’s lifetime, awards may be exercised only by the participant and are not assignable or transferable other than by will or the laws of descent and distribution, except that a participant may designate a beneficiary to exercise an award or receive payment under an award after the participant’s death.

Award Rescission or Recoupment.  Awards granted under the Amended 2006 Plan are subject to cancellation, rescission, recoupment or other action in accordance with the terms of any then current clawback policy of the Company or applicable law or securities exchange listing standards that apply to awards granted under the Amended 2006 Plan.

Term, Termination and Amendment.  The Amended 2006 Plan will terminate on March 1, 2023 unless terminated earlier by the board of directors or the Compensation Committee, after which time no further awards may be granted under the plan.  The board of directors or the Compensation Committee may generally amend, suspend or terminate all or any portion of the Amended 2006 Plan at any time (provided that only the board may amend the plan if shareholder approval is required of the amendment).  Shareholder approval of an amendment must be obtained to the extent required by applicable law, regulation or stock exchange rule.  The amendment, suspension or termination of the Amended 2006 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially adversely affect any rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the Amended 2006 Plan generally applicable to the Company and to participants in the Amended 2006 Plan who are subject to U.S. federal taxes.  The summary is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect.  The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature.  Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option.  When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold.  The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option.  If a participant exercises an incentive stock option during employment or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option).  If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option.  If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards, Stock Units, Performance Shares and Performance Units.  A participant generally will not have taxable income upon the grant of restricted stock, stock units, performance shares or performance units. Instead, the participant generally will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid.  For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards generally will depend upon the specific terms of each award.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code.

Section 409A of the Code. We intend that awards granted under the Amended 2006 Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Amended 2006 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes.  We are not required to issue any shares of common stock or otherwise settle an award under the Amended 2006 Plan until all tax withholding obligations are satisfied.

New Plan Benefits.

    A new plan benefits table for the Amended 2006 Plan is not provided because all awards under the Amended 2006 Plan will be made at the discretion of the Compensation Committee (or other authorized committee or individuals), subject to the terms of the Amended 2006 Plan.  Therefore, the benefits and amounts that will be received or allocated under the Amended 2006 Plan are not determinable at this time, although we anticipate that our executive officers will receive equity awards under the Amended 2006 Plan, and our non-employee directors will receive equity awards as described below.  Please refer to the description of equity awards made in the last fiscal year to our executive officers named in the Summary Compensation Table under the heading “2012 Grants of Plan-Based Awards” and the table of equity awards held by such persons under the heading “2012 Outstanding Equity Awards at 2012 Fiscal Year-End.”  With respect to grants to our directors under the Directors Plan, please refer to the “2012 Director Compensation Table” and narrative accompanying that table.

Following the 2013 annual meeting, non-employee directors will be granted annual equity awards, consistent with our historical practice.  For 2013, these awards will be granted from the 2006 Plan from the currently remaining share reserve (and, therefore, are not subject to shareholder approval of the Amended 2006 Plan).  The awards granted will be in the form of restricted stock awards each having a value of $90,000, based on the fair market value of our common stock on the date of the 2013 annual meeting.  The restricted stock awards will vest on the business day immediately preceding the following annual meeting.  Please see the section on “Director Compensation—2013 Director Compensation” for additional information about 2013 director compensation.

As of March 18, 2013, since inception of the 2006 Plan, the following persons and groups have received options under the 2006 Plan to purchase the following number of shares of common stock: Granger Cobb, President and Chief Executive Officer (670,000 option shares); Robert C. Bateman, Executive Vice President—Finance and Chief Financial Officer (135,000 option shares); Chris Hyatt, Executive Vice President—Operations and Chief Operating Officer (198,000 option shares); Melanie Werdel, Executive Vice President—Administration (145,000 option shares); Mark Finkelstein, Executive Vice President—Corporate Development, General Counsel and Corporate Secretary (0 option shares); current executive officers, as a group (2,570,000 option shares); current directors who are not executive officers, as a group (160,000 option shares); each nominee for election as a director (670,000 option shares); each associate of any such directors, executive officers or nominees (0 option shares); each other person who received or is to receive five percent of such options (0 option shares); and all employees (current or former), including all current officers, as a group (5,608,750 option shares).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF
THE AMENDMENT OF OUR 2006 EQUITY INCENTIVE PLAN AND FOR THE RE-APPROVAL OF
THE MATERIAL TERMS OF THE PERFORMANCE GOALS SET FORTH IN THE
2006 EQUITY INCENTIVE PLAN.
Equity Compensation Plan Information

The following table provides information about Emeritus common stock that may be issued under our existing equity compensation plans and arrangements as of December 31, 2012, including the 2006 Plan, the Amended and Restated 1995 Stock Incentive Plan (the “1995 Plan”), the Directors Plan, and the 2009 Employee Stock Purchase Plan (the “2009 ESP Plan”).
Number of shares
	Number of shares		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding shares
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a) (1)	(b)	(c) (2)

Equity compensation plans approved by shareholders	4,401,418	$19.46	565,118

Equity compensation plans not approved by shareholders	–	–	–
Total	4,401,418	$19.46	565,118

(1)	Represents outstanding options to purchase shares under the 1995 Plan, the 2006 Plan and the Directors Plan.

(2)
Represents 209,236 shares available for grant under the 2006 Plan, 134,000 shares available for grant under the Directors Plan and 221,882 shares available for purchase under the 2009 ESP Plan.  Amount does not include the additional shares that will become available for issuance under the Amended 2006 Plan upon shareholder approval of the share increase to that plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected KPMG to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  KPMG has audited our financial statements since 1995.  The board of directors is submitting the Audit Committee’s selection of KPMG to the shareholders for ratification.

Appointment of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification.  However, our board of directors has chosen to submit this matter to the shareholders as a matter of good corporate practice.  If the shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain KPMG, and may retain KPMG or another firm without resubmitting the matter to our shareholders.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The following table presents the aggregate fees for professional services rendered by KPMG for 2012 and 2011.

	2012	2011
Audit fees (1)	$1,193,000	$991,500
Audit related fees (2)	200,000	—
Tax fees	—	—
All other fees	—	—
Total	$1,393,000	$991,500

(1)
KPMG’s aggregate fees billed for the audit of our annual consolidated financial statements, the audit of our internal controls over financial reporting, three reviews of our quarterly reports on Form 10-Q and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including those related to the SEC.

(2)	KPMG’s aggregate fees billed for audit related matters, including consultation and research related to contemplated transactions.

Our Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining the independence of KPMG; however, in the years presented above, KPMG did not provide non-audit services.  Our Audit Committee’s written charter requires that all services KPMG may provide to us, including audit services and permitted audit-related services, be approved in advance by the Audit Committee.  In the event that an audit or non-audit service requires approval prior to the next scheduled meeting of the Audit Committee, the chairman of the Audit Committee has been authorized to approve such services.  Any such approvals will be reported to the Audit Committee at its next scheduled meeting.  In 2012 and 2011, 100% of all services provided by KPMG were pre-approved by the Audit Committee or the chairman of the Audit Committee in accordance with the above policy.

A representative of KPMG is expected to be present at the annual meeting with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

Audit Committee Report

The board of directors determined that Audit Committee members Messrs. Busby, Ladd and Macedonia are independent as that term is defined in Section 303A.02 of the New York Stock Exchange listing standards.  As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and internal control over financial reporting for 2012 with KPMG and management of Emeritus.  Additionally, the Audit Committee discussed with KPMG those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for 2012 be included in Emeritus’ Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Richard W. Macedonia (chairman)
Bruce L. Busby
James R. Ladd

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Section 303A.01 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) requires that a majority of the members of our board of directors qualify as independent, as defined by Section 303A.02 of the NYSE Manual.  Our board reviewed the independence of our directors in accordance with the applicable standards of the New York Stock Exchange, as well as other applicable laws and SEC regulations.  In the case of directors who serve on our Audit Committee, our board of directors also reviews their independence under Rule 10A-3 promulgated under the Exchange Act.  In order to meet the definition of “independent” under Section 303A.02, a director must not, among other things, be an employee of the company or an immediate family member of an executive officer, or have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director.

Our board of directors has determined that each of the following directors qualifies as independent, which represents a majority of our board members:  H. R. Brereton Barlow, Bruce L. Busby, Stuart Koenig, James R. Ladd, Richard W. Macedonia, and Robert E. Marks.

Board Leadership Structure

       The board of directors is responsible for overseeing the exercise of corporate power and ensuring that the Company’s business and affairs are managed to meet our stated goals and objectives and that the long-term interests of the shareholders are served.

Mr. Daniel Baty is chairman of the board of directors and Mr. Cobb is our president and chief executive officer.  Mr. Baty is a founder of the Company as well one of our largest shareholders and has extensive healthcare industry experience.  In accordance with our Corporate Governance Guidelines, a copy of which is available on our website at http://www.emeritus.com/Investors, the board of directors does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board of directors or, if the roles are separate, whether the chairman should be selected from the nonemployee directors or should be an employee.  The board of directors believes that it should have the flexibility to make these determinations at any given point in a manner that it believes best to provide appropriate leadership for the Company.  The board believes that its current leadership structure, with Mr. Baty serving as chairman and Mr. Cobb serving as president and chief executive officer, is appropriate given their past experience.

Our board leadership also includes active independent directors.  The independent directors meet in an executive session at board meetings, as deemed necessary, and each of our standing board committees (discussed further below) is comprised solely of and led by independent directors.  In 2010, the independent directors elected Mr. Koenig to serve as lead independent director.  The lead independent director presides at each executive session as well as all meetings of the board at which the chairman is not present.  The lead independent director also has the authority to call meetings of the independent directors.  Our chief executive officer consults periodically with the lead independent director on board-related matters and on issues facing the Company.  In addition, the lead independent director serves as the principal liaison between the chairman and the independent directors.

Risk Oversight

The board of directors has overall responsibility for risk oversight, including, as part of regular board and committee meetings, general oversight of executives’ management of risks relevant to the Company.  A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company.  The involvement of the board of directors in reviewing our business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company.

The board of directors, among other things, approves acquisitions, dispositions and other transactions, advises management on key financial and business objectives, and monitors our progress with respect to these matters.  The entire board of directors is engaged in risk management oversight.  In its oversight role, the board reviews financial and operating performance, including occupancy trends, debt maturities and economic conditions, at least quarterly.  The board annually reviews our strategic plan, which addresses, among other things, enterprise risks facing the Company.

While the full board has overall responsibility for risk oversight, the board has delegated responsibility related to certain risks to the Audit Committee, Compliance Committee, and Compensation Committee.  The Audit Committee is responsible for reviewing the Company’s risk assessment and risk management policies, as well as discussing the major risk exposures Emeritus faces and the steps management takes to monitor and control such exposures.  The Audit Committee receives regular reports from management at its regularly scheduled meetings and other reports as requested by the Audit Committee from time to time.  The Compliance Committee oversees management’s implementation of programs, policies and procedures with respect to legal and regulatory compliance by the Company.  The Compensation Committee is responsible for reviewing and overseeing the management of any risks related to our compensation policies and practices.  The Compensation Committee reviews such risks annually in connection with discussions of various compensation elements and benefits throughout the year.

Board Attendance

During 2012, there were 11 meetings of the board of directors.  Of the 25 aggregate number of meetings of the board and its committees, eight meetings had less than 100% attendance.  Mr. Daniel Baty attended less than 75% of the board meetings in 2012 (eight of 11).  We do not have a specific policy requiring director attendance at the annual meeting; however, we encourage our directors to be present at the annual meeting and available to answer shareholder questions.  Eight of our ten directors attended the annual meeting held in 2012.

Information on Committees of the Board of Directors and Meetings

The board of directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Special Committee of Independent Directors and, beginning in 2013, a Compliance Committee. The following table provides current membership and chairmanship information for each of the committees.

Board Members	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Special Committee of Independent Directors	Compliance Committee

H. R. Brereton Barlow		X			Chair
Bruce L. Busby	X		X
Stuart Koenig		X		Chair
James R. Ladd	X			X	X
Richard Macedonia	Chair		X	X	X
Robert E. Marks		Chair	Chair

Audit Committee.   The NYSE Manual requires that our Audit Committee consist of a minimum of three members, each of which must satisfy the independence standards of the NYSE Manual and the applicable SEC rules, must be financially literate and at least one member of which must have accounting or related financial management expertise.  Our Audit Committee consists of Messrs. Busby, Ladd, and Macedonia (chairman), each of whom qualifies as independent.  The Audit Committee met four times during 2012.

The Audit Committee selects and retains an independent registered public accounting firm to audit the annual financial statements and the internal control over financial reporting, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments.  The Audit Committee’s responsibilities also include overseeing: (i) the integrity of the financial statements and internal controls over financial reporting, which include reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting from the annual audit and management’s response thereto, and any reports from the independent registered public accounting firm regarding critical accounting principles and policies being applied by Emeritus in financial reporting; (ii) compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the satisfactory performance of the independent registered public accounting firm in providing the agreed upon services; and (v) such other related matters as may be assigned to it by our board of directors.  The board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at http://www.emeritus.com/Investors.

The board of directors has determined that Messrs. Busby, Ladd, and Macedonia each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of the SEC’s Regulation S-K and that all members of the Audit Committee are financially literate and independent in accordance with the requirements of the SEC and the New York Stock Exchange.

Compensation Committee.   The NYSE Manual requires that our Compensation Committee consist of entirely independent directors.  The Compensation Committee consists of Messrs. Barlow, Koenig, and Marks (chairman), all of whom are independent within the meaning of the NYSE Manual and applicable SEC rules.  The Compensation Committee held five meetings during 2012.

Our Compensation Committee is responsible for administering our executive compensation programs, including salaries, incentives and other forms of compensation for directors, officers, and our other key employees, making recommendations with respect to such programs to the board of directors, administering the equity incentive plans, and recommending policies relating to benefit plans to the board.  The board has adopted a written Compensation Committee charter that is available on our website at http://www.emeritus.com/Investors.  The Compensation Committee’s charter allows it to delegate its authority in appropriate circumstances to subcommittees or one or more members of the board of directors or Emeritus officers.  The board has established a subcommittee to oversee qualified performance-based compensation that currently consists of two non-employee directors, Mr. Barlow and Mr. Marks.

In 2012, the Compensation Committee engaged an independent compensation consultant, Towers, Watson & Co. (“Towers Watson”).  Representatives of Towers Watson regularly attend the Compensation Committee meetings.  Towers Watson provides information on compensation trends and practices and provides assistance to the Compensation Committee in evaluating our executive compensation policy and programs.  Towers Watson does not provide services to our management without the Compensation Committee’s approval, but has been authorized by the Compensation Committee to work in cooperation with management as necessary to carry out its obligation to the Compensation Committee.  Towers Watson provided information in order to facilitate decision making for the overall compensation strategy for our executives.  This information consisted of a survey group proxy study, general healthcare industry market data, benchmarks for equity awards, and recommendations on types and amounts of equity awards for executive compensation.  During 2012, Towers Watson and its affiliates did not provide additional services to the Company in an amount in excess of $120,000.

Although the Compensation Committee determines the compensation and other terms of employment of the named executive officers and other executive officers, the Compensation Committee also relies upon the recommendations of the chief executive officer and the chief financial officer in matters related to the individual performance of the other executive officers because the Compensation Committee believes that the chief executive officer and the chief financial officer are the most qualified to make this assessment.  The Compensation Committee then reviews and considers these recommendations in its deliberations, taking into account each executive officer’s success in achieving individual performance goals and objectives, and the performance goals and objectives deemed relevant.

Nominating and Corporate Governance Committee.  The NYSE Manual requires that our Nominating and Corporate Governance Committee consist entirely of independent directors.  Our Nominating and Corporate Governance Committee consists of Messrs. Busby, Macedonia, and Marks (chairman), all of whom are independent within the meaning of the NYSE Manual and applicable SEC rules.  The Nominating and Corporate Governance Committee held two meetings during 2012.

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the board of directors, approving and recommending director candidates to the board, developing and recommending to the board our corporate governance principles and policies, and monitoring compliance with these principles and policies.  The Nominating and Corporate Governance Committee charter establishes director selection guidelines (the “Director Selection Guidelines”) for guidance in determining qualification requirements for directors, board composition criteria, and the procedure for the selection of new directors.  The Director Selection Guidelines are attached as an exhibit to our Nominating and Corporate Governance Committee charter, which can be found on our website at http://www.emeritus.com/Investors.

Annually, the Nominating and Corporate Governance Committee considers and recommends to the board a slate of directors for election at the next annual meeting of shareholders.  In selecting the slate, the Nominating and Corporate Governance Committee considers (i) incumbent directors who have indicated a willingness to continue to serve on the board, (ii) other individuals as determined by the Nominating and Governance Committee and (iii) candidates, if any, nominated by our shareholders.  Additionally, if at any time during the year a seat on the board becomes vacant or a new seat is created, the Nominating and Corporate Governance Committee considers and recommends a candidate to the board for appointment to fill the seat.

In accordance with the Director Selection Guidelines, the Nominating and Corporate Governance Committee will consider the following, among other things, in its evaluation of candidates for nomination: personal and professional ethics, training, commitment to fulfilling the duties of the board of directors, commitment to understanding our business, commitment to engaging in activities in our best interests, independence, diversity, industry knowledge, financial or accounting expertise, leadership qualities, public company board of director and committee experience, and other relevant qualifications.  A director candidate’s ability to devote adequate time to board of directors and committee activities is also considered.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.  However, in accordance with the Director Selection Guidelines, the Nominating and Corporate Governance Committee will consider, among many other factors, diverse backgrounds and experience in business, government, education and other matters, educational and professional background, personal accomplishment, and geographic, gender, age and ethnic diversity in evaluating overall board composition and evaluating appropriate director candidates.  The Nominating and Corporate Governance Committee evaluates each individual in the context of the board of directors as a whole, with the objective of having a board that can best perpetuate the success of the Company's business and represent shareholder interests through the exercise of sound judgment.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders.  Shareholders wishing to suggest director candidates should submit their suggestions in writing to the chairperson of the Nominating and Corporate Governance Committee, c/o our Corporate Secretary, providing the candidate’s name, biographical data and other relevant information outlined in the Director Selection Guidelines.  The Committee will review shareholder-recommended nominees based on the same criteria utilized for its own nominees.  Shareholders who intend to nominate a director for election at the 2013 annual meeting of shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under Shareholder Proposals.  We have not received any recommendations from shareholders requesting that the board of directors consider a candidate for inclusion among the slate of nominees in this proxy statement.

Special Committee of Independent Directors.  Our Code of Conduct described below provides that prior to any transaction between the Company and an officer or director, such proposed transaction must be fully disclosed in writing to our board of directors, or a committee of independent directors designated by the board, and must be approved by the board or such committee.  The board maintains a special committee of independent directors, sometimes referred to in this proxy statement as the “Independent Directors Committee,” to consider any transaction between a director or officer and the Company and either approve such proposed transaction or to make recommendations to the board for its approval of the transaction.  The Independent Directors Committee currently consists of Messrs. Koenig (chairman), Ladd, and Macedonia.  In circumstances in which the transaction would involve AREA entities, in which Mr. Koenig would not be independent, the matter would be referred to the Audit

Committee for disposition in lieu of the Independent Directors Committee.  These committees are authorized to retain outside advisors and consultants to assist them in evaluating the subject transactions.

In general, the board of directors, the Independent Directors Committee or the Audit Committee, as the case may be, determines whether a related party transaction is fair to the Company and our shareholders and, where appropriate, whether the transaction is consistent with similar transactions between independent parties.  Other than the Code of Conduct and Code of Ethics, we have not established written policies and procedures applicable to related party transactions but have relied on these Codes, as well as our historical practices and standards.  The related party transactions described below in the section entitled Transactions with Related Persons beginning on page 47 of this proxy statement that were entered into since January 1, 2012 were reviewed by the Independent Directors Committee or Audit Committee in accordance with the above practices.

   Compliance Committee.  The Compliance Committee was formed in 2013 and has three members consisting of Messrs. Barlow (Chair), Ladd and Macedonia, all of whom are independent as defined under the listing standards of the NYSE.  The Compliance Committee (a) oversees the implementation by the Company of programs, policies and procedures with respect to legal and regulatory compliance by the Company and its subsidiaries and other affiliates and (b) performs such other duties as designated by the board of directors from time to time.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may contact the board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors, Attn: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.  Shareholders and other interested parties should clearly specify in each communication the name(s) of the group of directors or the individual to whom the communication is addressed.

Code of Conduct, Code of Ethics and Reporting of Concerns

We have adopted a Code of Conduct that provides ethical standards and policies applicable to all of our officers, employees and directors in the conduct of their work.  The Code of Conduct requires that our officers, employees, and directors avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

We have also adopted a Code of Ethics for our chief executive officer, our chief financial officer, our principal accounting officer and our controller (or persons performing similar functions).  This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

The Code of Conduct and the Code of Ethics are available at our website at http://www.emeritus.com/Investors.

      We have also established procedures for the confidential and anonymous submission and receipt of complaints regarding accounting and auditing matters, conflicts of interests, securities violations and other matters.  These procedures provide substantial protections to employees who report Company misconduct.

Compensation Committee Interlocks and Insider Board Participation

The Compensation Committee is comprised of Messrs. Barlow, Koenig, and Marks (chairman), all of whom served on the committee during 2012.  None of the members of the Compensation Committee was an officer or employee of Emeritus during 2012, and none of such members is a former officer of Emeritus.  Mr. Koenig is a Partner and the Chief Financial Officer of AREA, which as of December 31, 2012, beneficially owned approximately 14.2% of our common stock.  We have entered into certain transactions with AREA, which are described in the section entitled Transactions with Related Persons beginning on page 47 of this proxy statement.

Executive Officers

The following table presents certain information about our 2012 executive officers.

Name	Age	Position

Granger Cobb	52	President and Chief Executive Officer
Robert C. Bateman	50	Executive Vice President—Finance and Chief Financial Officer
Daniel R. Baty	69	Chairman of the Board
Budgie Amparo	49	Executive Vice President—Quality Services and Risk Management
Mark A. Finkelstein	54	Executive Vice President—Corporate Development, General Counsel and Corporate Secretary
Chris Hyatt	39	Executive Vice President—Operations and Chief Operating Officer
Jayne Sallerson	50	Executive Vice President—Sales and Marketing
Steven C. Tarr	59	Executive Vice President—Information Technology
Melanie Werdel	42	Executive Vice President—Administration
Christopher M. Belford	51	Senior Vice President—Operations
John Cincotta	50	Senior Vice President—Sales
Susan Coppola	51	Senior Vice President—Compliance
Christopher R. Guay	41	Senior Vice President—Operations and Ancillary Services
Jim L. Hanson	58	Senior Vice President—Financial Services and Controller
Eric Mendelsohn	51	Senior Vice President—Corporate Development
Martin D. Roffe	65	Senior Vice President—Financial Planning

For biographical information for Messrs. Daniel Baty and Cobb, please refer to the section entitled Proposal 1 - Election of Directors on page 3.

Robert C. Bateman has served as our Executive Vice President—Finance and Chief Financial Officer since December 2009.  Prior to joining Emeritus, and throughout most of 2009, Mr. Bateman was Chief Financial Officer and Corporate Secretary of EagleView Technologies, Inc., a provider of detailed measurements from aerial images.  From 2007 to 2009, Mr. Bateman was Chief Financial Officer of VisionGate, Inc., a medical device company.  From 2004 to 2006, Mr. Bateman served as Senior Vice President and Chief Financial Officer of Fisher Communications, Inc., a publicly-held communications and media company, and from 2003 as its Vice President—Finance.  Mr. Bateman currently serves on the Operator Advisory Board for NIC and on ALFA’s CFO Executive Roundtable.  Mr. Bateman has 26 years of experience in various financial and administrative capacities, including nine years at Ernst & Young LLP, and subsequently served as chief financial officer of five healthcare and technology companies, three of which were NASDAQ-listed publicly traded companies.  Mr. Bateman is a certified public accountant and a certified management accountant.

Budgie Amparo has served as our Executive Vice President—Quality Services and Risk Management since April 2010.  Mr. Amparo previously served as our Senior Vice President—Quality and Risk Management since joining Emeritus in September 2007, upon completion of the Summerville acquisition.  Mr. Amparo served as Vice President of Quality and Risk Management for Summerville from 2002 until we completed the Summerville acquisition.  Mr. Amparo is a registered nurse with a master’s degree in nursing and has 25 years of combined healthcare experience in nursing education, acute care, skilled nursing, and assisted living.  Prior to joining Summerville, Mr. Amparo worked for Kaiser Permanente where he opened Kaiser Permanente’s first subacute skilled nursing facility in northern California in 2002.  Mr. Amparo also spent 10 years with Mariner Post-Acute Network in a variety of positions including overseeing quality assurance, clinical operations, and regulatory compliance for over 40 skilled nursing facilities in 11 states.  Mr. Amparo is a member of the Clinical Executive Roundtable for ALFA.

Mark A. Finkelstein has served as our Executive Vice President—Corporate Development and General Counsel since December 2011, and also as Corporate Secretary since May 2012.  Prior to joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, LLC, a specialized asset management firm.  Prior to being appointed chief executive officer at Novellus, he served as that firm’s chief operating officer.  From 1986 to 2006, he practiced law with the Seattle law firm of Graham & Dunn P.C., where he specialized in mergers and acquisitions, complex financing strategies, and other corporate transactions.

Chris Hyatt has served as our Executive Vice President—Operations and Chief Operating Officer since April 2010.  Mr. Hyatt previously served as our Senior Vice President—Operations since July 2009.  Mr. Hyatt joined Emeritus in 1998 and was a Regional and Divisional Director of Operations until he was promoted to Vice President—Operations for the Southeast Division in May 2007.  Mr. Hyatt has an extensive multi-site senior housing management background in operations, sales and marketing and quality services, including experience in the retirement living, assisted living, memory care and skilled nursing industry sectors.  Prior to joining Emeritus, Mr. Hyatt worked in the acute care industry for seven years and has a total of 20 years of experience in the healthcare industry.  Mr. Hyatt has also served on and assisted in grass roots campaigns/committees with several state and local affiliations over the last decade.

Steven C. Tarr, Ph.D. has served as our Executive Vice President—Information Technology since April 2013.  Since 2005, Mr. Tarr has been the principal and executive chief information officer of Steve Tarr Consulting, LLC, providing technology management consulting services to healthcare systems, technology firms, and universities; engagements included serving as the consulting chief information officer for the Santa Clara Valley Health and Hospital System in San Jose, California, and at the John C. Lincoln Health Network in Phoenix, Arizona.  From 2007 to 2009, Mr. Tarr was the chief information officer for Northwest Hospital and Medical Center in Seattle, Washington and, from 2001 to 2005, was the chief technology officer for the University of Washington Medical Center.  From 1984 to 2001, Mr. Tarr held management positions in a number of telecommunications companies.  Mr. Tarr has over 28 years of experience in information technology management.  In addition, Mr. Tarr was a faculty member at the University of Massachusetts from 2012 to 2013 and at Washington State University from 2009 to 2010.  Mr. Tarr is currently a member of the Washington State University College of Business National Board of Advisors and the past chairman of the Washington State University Information Systems Advisory Board.

Jayne Sallerson has served as our Executive Vice President—Sales and Marketing since April 2010.  Ms. Sallerson previously served as our Senior Vice President—Marketing since September 2008.  Ms. Sallerson joined Emeritus as Vice President of Marketing in September 2007, upon completion of the Summerville acquisition.  Prior to joining Emeritus, Ms. Sallerson served as Vice President of Sales and Marketing for Summerville from 2003 to 2007 after having served as a Regional Director of Sales and Marketing for Summerville from 2000 to 2003.  Ms. Sallerson has 28 years of sales and marketing experience in the healthcare and senior living industries.  Prior to working in the senior housing industry, Ms. Sallerson worked in the skilled nursing, durable medical equipment and rehabilitation industries in various sales and marketing roles.  Ms. Sallerson is a member of the Sales and Marketing Executive Roundtable for ALFA and is a member of the organization's Operational Excellence Panel.

Melanie Werdel has served as our Executive Vice President—Administration since joining Emeritus in September 2007 upon completion of the Summerville acquisition.  Ms. Werdel previously served as Senior Vice President, Administration for Summerville, overseeing corporate compliance, licensing standards and requirements and Summerville’s overall risk management and operational policies and procedures, from December 2001 until we completed the Summerville acquisition.  Prior to joining Summerville in 1998, Ms. Werdel served as the Vice President of Administration for Cobbco, Inc., a California-based assisted living and skilled nursing company founded by Mr. Cobb.  Ms. Werdel has over 19 years of long-term care management experience and serves on the Executive Board of Directors for American Seniors Housing Association (ASHA).  Ms. Werdel serves on the Government Relations Executive Roundtable for ALFA.  Ms. Werdel is the sister of Mr. Cobb.

Christopher M. Belford has served as our Senior Vice President—Operations since January 2011.  Mr. Belford previously served as our Vice President of Operations—South Central Division since September 2007.  Mr. Belford joined Emeritus in January 2001 as Regional Director of Operations for California and was promoted to Divisional Director of Operations for the Southwest Division in May 2001.  Mr. Belford was then promoted to Vice President of Operations—Central Division in October 2003.  Prior to joining Emeritus, Mr. Belford served as Vice President of Operations for Regent Assisted Living, Inc. from 1996 to 2000.  Mr. Belford has over 23 years of experience in the senior housing industry with extensive experience in the operations of nursing, assisted, and independent living facilities.  Mr. Belford is active with industry associations, including ALFA.

John Cincotta has served as our Senior Vice President—Sales since September 2008.  Mr. Cincotta joined Emeritus in 1997 as National Director of New Developments and became the National Sales and Marketing Training Director in 1999.  Mr. Cincotta was promoted to National Director of Sales and Marketing in 2000 and to

Senior Vice President—Sales and Marketing in September 2007.  Mr. Cincotta has 22 years of experience in the healthcare industry, including five years in skilled nursing and 15 years in assisted living.  Prior to joining Emeritus, Mr. Cincotta served as Divisional Sales and Marketing Director for Beverly Enterprises for the states of California and Washington and as the Regional Director of Sales and Marketing for The Hillhaven Corporation.  Hillhaven operated nursing centers, pharmacies, and retirement housing communities.  Mr. Cincotta serves on the Sales and Marketing Executive Roundtable for ALFA.

Susan Coppola has served as our Senior Vice President—Compliance since March 2013.  Prior to joining Emeritus, Ms. Coppola was with Sun Healthcare Group, Inc., serving most recently as Senior Vice President of Compliance and Audit and chief compliance officer and previously as Senior Vice President of Clinical Operations and chief clinical officer.  From 2006 to 2013, Ms. Coppola was a principal of Landmark Health Solutions, a healthcare management and consulting firm specializing in the post-acute healthcare industry.  From 2002 to 2007, Ms. Coppola was Senior Vice President of Clinical Operations for Harborside Healthcare, a skilled nursing and rehabilitation services provider in Boston, Massachusetts.  From 2000 to 2002, Ms. Coppola was a manager in the healthcare consulting practice of PriceWaterhouseCoopers.  Ms. Coppola has over 25 years of experience in the healthcare industry, in both clinical and management roles.

Christopher R. Guay has served as our Senior Vice President—Operations and Ancillary Services since May 2012.  Previously, Mr. Guay served as our Senior Vice President—Ancillary Services since November 2010 and Northeast Division Vice President—Operations since May 2007.  Mr. Guay joined Emeritus in 1998 and has extensive multi-site senior housing management experience in retirement living, assisted living, memory care, and skilled nursing communities. Prior to Emeritus, Mr. Guay worked in the rehabilitation therapy industry and has over 17 years of experience in the healthcare industry.  Mr. Guay is active with industry associations, serving on several boards and committees of ALFA, the Massachusetts Assisted Living Facilities Association and the Florida Assisted Living Association over the last decade.

Jim L. Hanson has served as our Senior Vice President—Financial Services and Controller since September 2007.  Mr. Hanson joined Emeritus in April 2000 and served as our Director of Financial Services.  Prior to joining Emeritus, Mr. Hanson held various accounting, financial, and administrative positions spanning a 21-year career with Pepsico, Inc.  Mr. Hanson is currently responsible for the overall management of the accounting and I.T. departments at Emeritus headquarters in Seattle, Washington.  Mr. Hanson has over 35 years of experience in the financial services field.

Eric Mendelsohn has served as our Senior Vice President—Corporate Development since September 2007.  Mr. Mendelsohn joined Emeritus as Director of Real Estate and Legal Affairs in February of 2006.  Mr. Mendelsohn is currently responsible for the acquisition, development, and financing of new and existing Emeritus buildings.  Mr. Mendelsohn has over 24 years of experience in real estate and related financing and is a member of the bar in both Washington State and Florida.  Prior to joining Emeritus he served as a Transaction Officer for the University of Washington where he managed the acquisition, leasing, and financing of healthcare properties for the School of Medicine as well as other property needs for University of Washington clients.

Martin D. Roffe has served as our Senior Vice President—Financial Planning since September 2007.  Mr. Roffe joined Emeritus as Director of Financial Planning in March 1998, and was promoted to Vice President of Financial Planning in October 1999.  Mr. Roffe has 38 years of experience in the acute care, long-term care, and senior housing industries.  Prior to joining Emeritus, from May 1987 until February 1996, Mr. Roffe served as Vice President of Financial Planning for The Hillhaven Corporation, where he also held the positions of Senior Application Analyst and Director of Financial Planning.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow.  In this proxy statement, the term “named executive officers” means the five executive officers named in the compensation tables that follow.  Our named executive officers for fiscal year 2012 are:

Granger Cobb, President and Chief Executive Officer
Robert C. Bateman, Executive Vice President—Finance and Chief Financial Officer
Chris Hyatt, Executive Vice President—Operations and Chief Operating Officer
Melanie Werdel, Executive Vice President—Administration
Mark A. Finkelstein, Executive Vice President—Corporate Development, General Counsel and Corporate Secretary

Executive Summary

Our Compensation Committee is responsible for establishing our overall executive compensation strategy and has designed our executive compensation program to provide a competitive compensation and benefits package that reflects Company performance and job complexity, yet ensures job retention, motivation and alignment with the interests of our shareholders.  Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation, and long-term incentive awards.  We believe our compensation program links the interests of our executive officers to those of our shareholders by rewarding performance that meets or exceeds the goals set by the Compensation Committee.

Our fiscal year 2012 corporate performance and accomplishments were key factors in the compensation decisions and outcomes for the year.  Emeritus’ results for 2012 reflect the resiliency of our business model, the needs-driven nature of our primarily assisted living business and the talent and dedication of our employees.  Our business has performed well in 2012 despite the slow growth in the economy.  We continued to execute our business strategy, including acquisitions.  Our business fundamentals remain consistent, as evidenced by growth in 2012 revenue, revenue per unit, and average occupancy rate in our Same Community Portfolio, which we define as communities that we have operated continuously from January 1, 2011 to December 31, 2012.  Please see Management's Discussion and Analysis of Financial Condition and Results of Operations in our 2012 Annual Report on Form 10-K for a more detailed description of our 2012 financial results.

We completed two significant transactions in the fourth quarter of 2012.  In the first, we added 138 communities to our consolidated portfolio that we had previously managed for a joint venture in which we owned a 6.0% equity interest (the “Sunwest JV”) through a sale and leaseback transaction with the Sunwest JV and HCP, Inc. (“HCP”).  This transaction took place approximately three years sooner than we had previously forecasted, due in part to the operational improvements we achieved since we began operating the communities in August 2010.  Following the initial closing of this transaction, we acquired Nurse On Call, Inc. (“NOC”), the largest provider of Medicare-licensed home healthcare services in Florida.  The NOC acquisition provides us with our own platform for expanding home health services in our senior living communities.

A summary of business activity during 2012 compared to 2011 is as follows:

•	Total consolidated operating revenues increased $95.5 million, or 6.5%, to $1.6 billion;

•	Operating income from continuing operations increased $36.0 million, or 58.4%, to $97.7 million.

•	Adjusted earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”) increased $43.3 million, or 12.5%, to $389.8 million.

•	Adjusted cash from facility operations (“Adjusted CFFO”) increased $9.7 million, or 14.7%, to $75.7 million.

•	The number of communities in our consolidated portfolio increased by a net of 133 communities during 2012, which increased our consolidated unit count by approximately 11,083 units.

For the reconciliation of EBITDAR and Adjusted CFFO to the consolidated financial statements, see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures in our 2012 Annual Report on Form 10-K.

In keeping with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers for fiscal year 2012 reflected our financial results and positioning the Company for the future.  Based on an analysis of the market, base salaries for 2012 for most of our named executive officers increased by 10%.  Cash bonuses for 2012 under our annual incentive plan, which rewards performance based on the year-over-year increase in targeted Adjusted CFFO per share, were awarded at 97.5% of target to our named executive officers.  For purposes of determining the cash bonuses, we define Adjusted CFFO as cash provided by operating activities in accordance with generally accepted accounting principles, adjusted for changes in operating assets and liabilities, repayment of capital and financing lease obligations, self-insurance reserve adjustments, distributions from unconsolidated joint ventures, transaction costs and unusual income tax items.  This calculation differs from CFFO reported externally in that recurring capital expenditures are not deducted.  In addition, the named executive officers received discretionary bonuses for the successful completion of the lease acquisition of communities from the Sunwest JV.   See Executive Compensation Components—Annual Cash Incentives below.

In 2012 and 2011, we granted performance-based restricted stock awards to our named executive officers to more closely align executive and shareholder interests, promote stock ownership and incentivize achievement of long-term business goals.  The restricted stock awards vest based on a year-over-year increase in annual or average Adjusted CFFO per share growth, defined in the same manner as for annual cash bonuses.  In prior years, we had granted stock options to our named executive officers that vest based on continued employment.  See Executive Compensation Components—Equity Compensation below.

We held an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on May 24, 2011, as required under the Dodd-Frank legislation.  Our 2011 say on pay proposal received substantial majority support from shareholders (over 86% “For” votes).  We interpret this shareholder support as an assurance that our executive pay program and practices are reasonable and well-aligned with shareholder expectations.  The Compensation Committee and management considered the results of that vote and, to promote increased alignment of executive compensation with shareholder interests, determined to grant equity awards to the named executive officers that are performance-based, not solely service-based as had been historical practice.  Given the high approval level for the say on pay vote from our shareholders, we did not make other significant changes to our executive compensation program in fiscal 2011 or 2012. We are committed to being responsive to shareholder feedback, and the results of our triennial say on pay votes will help inform the Compensation Committee’s discussions and decisions about our executive pay program.

Executive Compensation Program Objectives

Our executive compensation program is designed to attract quality executive personnel who are capable of leading us to the accomplishment of our strategic and financial performance objectives and to retain and motivate these executives in order to achieve superior performance.  Thus, our executive program offers competitive compensation opportunities that link executive compensation to Company and individual performance and align the executives’ financial interests with those of our shareholders.

The compensation program generally follows these guidelines:

•	Implement competitive pay practices that take into account the compensation practices of companies in our survey group;
•
Target total compensation (salary, annual cash incentives at target and equity incentives) at approximately the 50th percentile of compensation paid to individuals in comparable positions at companies in our survey group;

•	Incorporate a pay-for-performance philosophy designed to reward the named executive officers and other executives for achievement of annual corporate and individual goals;

•
Design equity-based incentives to motivate the named executive officers and other executive officers to achieve long-term strategic goals and to allow them to participate in the benefits they achieve for our shareholders; and

•	Provide the proper incentives without encouraging excess risk.

We believe that a mix of both cash and equity-based compensation is effective in retaining and motivating our executive officers to accomplish our annual and long-term objectives. There is no set allocation made between cash and equity compensation but it generally follows market practice.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee is responsible for setting our overall compensation strategy and aligning it to our business goals.  This includes determining the compensation of our executive officers, including our named executive officers, overseeing the equity incentive plans and other benefit plans and ensuring that all Emeritus compensation programs are reasonable and competitive.  Our executive management is responsible for assessing the risks associated with the compensation practices and policies for all employees, including risk-taking incentives and risk-mitigating factors in practice and policy, with review and oversight by the Compensation Committee.  Management and the Compensation Committee believe that our compensation programs do not motivate or encourage unnecessary or excessive risk taking by our employees and that we do not utilize compensation policies or practices creating risks that are reasonably likely to have a material adverse effect on the Company.

In 2012, the Compensation Committee engaged an independent compensation consultant, Towers Watson, to provide information to it on compensation trends and practices and to assist it in evaluating our executive compensation policy and programs.  Representatives of Towers Watson regularly attended Compensation Committee meetings during 2012.  Towers Watson does not provide services to Emeritus management without the Compensation Committee’s approval, but is authorized by the Compensation Committee to work with management as necessary to carry out its obligations to the Compensation Committee.  To facilitate the Compensation Committee’s review and decision making for the overall executive compensation strategy, Towers Watson provided the Compensation Committee with a survey group proxy study, general healthcare industry market data, benchmarks for stock compensation, and recommendations on types and amounts of equity awards for executives.

The Compensation Committee reviewed a compensation program analysis for 2012 compensation, prepared by Towers Watson, which reported on the aggregate level of total compensation of our executives, as well as the combination of elements used to compensate the executive officers, and compared the compensation of our executive officers to that of named executive officers of other companies.  The surveys reviewed as a part of this analysis by the Compensation Committee to assist in its decision making were the 2012 Mercer Executive Compensation Survey and the 2012 Towers Watson Data Services Top Management Survey.  The Compensation Committee reviewed compensation levels at the 50th percentile of the foregoing market studies, which included four of the companies referred to as our “peer group” in our 2012 Annual Report on Form 10-K, and an additional 11 companies in related fields as a reference point of competitive compensation levels.  These 15 companies are referred to collectively as our “survey group.”  The companies in our survey group were selected based on being a healthcare provider having a similar amount of gross revenue, similar number of employees and executive positions similar in complexity and responsibility to ours.  For 2012, the companies that comprised the survey group were as follows:

Amedisys, Inc.	Gentiva Health Services, Inc.	National Healthcare Corp.
Brookdale Senior Living, Inc. *	Healthsouth Corp.	Skilled Healthcare Group, Inc.
Capital Senior Living Corp. *	Kindred Healthcare, Inc.	Sun Healthcare Group, Inc.
Chemed Corp.	LCH Group, Inc.	Sunrise Senior Living, Inc. *
Five Star Quality Care, Inc. *	LifePoint Hospitals, Inc.	The Ensign Group, Inc.

* Indicates a “peer group” company identified in the stock performance graph in our 2012 Annual Report on Form 10-K.

The Compensation Committee placed more emphasis on the data related to the survey group in their determination of executive compensation.  The survey group provides a gauge of compensation levels from external sources and allows us to assess their compensation practices.  In addition, the survey group provides a reference point for establishing corporate performance expectations for our incentive programs.  We believe that executive compensation should consist of base salaries that are competitive with those of our survey group, an annual incentive plan designed to incentivize our executive officers, and long-term equity incentive awards.  We target these items of compensation to be at the 50th percentile of a combination of our survey group and the market studies.  For 2012, total direct compensation, which includes base salary, annual cash incentives at target, and equity incentives for the named executive officers was, except for Mr. Cobb, slightly below the mean for the 50th percentile of a combination of our survey group and the market studies.  We believe that this appropriately reflects the size of our Company and the goals we have for Company growth and that it will allow us to attract and retain quality executives.

Role of Executive Officers

Although the Compensation Committee determines the compensation and other terms of employment of the named executive officers and other executives, the Compensation Committee also relies upon the recommendations of the chief executive officer and the chief financial officer in matters related to the individual performance of the other executive officers because the Compensation Committee believes those individuals are the most qualified to make this assessment.  The Compensation Committee then reviews and considers these recommendations in its deliberations, taking into account each executive officer’s success in achieving individual performance goals and objectives, and the performance goals and objectives deemed relevant.

Executive Compensation Components

Executive compensation generally consists of three components: base salary, annual cash incentives, and long-term equity incentive awards.  The Compensation Committee may also award discretionary bonuses to executive officers from time to time as it deems appropriate.  The Compensation Committee has established each executive’s compensation package by considering the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, the experience and contribution levels of the individual executive officer, and our financial performance.  Although we target total compensation including salary, target annual cash incentives, and equity incentives at the 50th percentile of compensation in our survey group and market studies, the actual level of total compensation varies based on corporate and/or individual performance.

The following summarizes our executive compensation program components for 2012.

Compensation Component	Objectives	Key Features
Base salaries	Provide a fixed level of cash compensation to reward experience, skills and knowledge relative to the market value of the job.
Targeted at the 50th percentile of our survey group and market studies, but varies based on skills and experience.

Adjustments are considered annually based on performance, level of pay relative to the market and internal pay policy.

Annual cash incentive awards
Reward achievement of annual corporate and individual strategic goals.

Align executive officers’ interests with those of our shareholders by promoting strong annual results through targeted Adjusted CFFO.

Retain executive officers by providing market-competitive compensation.

Cash awards based on achievement of corporate and, if applicable, individual goals.

Awards are split evenly between corporate and individual performance.

Payouts can range from 0% to 150% of target incentive amounts.

Discretionary bonuses may be awarded as deemed appropriate.

Long-term incentive awards (equity awards)
Align executive officers’ interests with those of our shareholders by linking compensation to long-term share performance.

Provide opportunities for stock ownership and wealth creation.

Promote attraction and retention of executives.

Targeted at a level that will provide total compensation (base, annual incentives at target, equity awards) approximating the 50th percentile of our survey group’s total compensation.

Equity awards provided in the form of restricted stock that vests over four years based on the achievement of annual performance goals.

Nonqualified deferred compensation	Provide an opportunity for retirement savings in a tax-efficient manner.
Allows the executive officers to defer receipt of up to 25% of their salary and bonus.

Mandatory employer match of 25% annually.

Balances in the plan are unfunded obligations. Investment return on balances are linked to the returns of actual mutual funds and do not generate any above market returns.

Base Salaries.  Base salaries are established initially based on the experience, skills, knowledge, and responsibilities required of each executive officer, as well as market compensation trends.  Salaries are generally targeted at approximately the 50th percentile of our survey group and market studies, but may be adjusted by the Compensation Committee above or below the median based on an executive’s expertise, performance, and knowledge relative to the market value of the job.  Base salaries are subject to annual review and adjustment.  Achievement of individual and corporate goals along with the executive officer’s level of responsibility, competitive factors and our internal policies regarding salary increases were considered in determining 2012 salary increases.  Under our internal policies, an executive may be awarded an annual salary increase of up to 2.5% based on performance, and an additional increase may be awarded in order for the salary level to approximate the 50th percentile of our survey group and market studies.

The following table provides each named executive officer’s base salary increase for 2012 and how that salary compared relative to the market median.  Base salary amounts are as of December 31 of the years indicated.

				Salary as a	Salary as a
				Percentage of	Percentage of
	2012	2011	Percentage	Market Median—	Market Median—
	Base Salary	Base Salary	Increase	Market Studies	Survey Group

Granger Cobb	$750,000	$695,100	7.9%	98%	108%
Robert C. Bateman	363,000	330,000	10%	90%	85%
Chris Hyatt	411,125	373,750	10%	95%	89%
Melanie Werdel	306,735	278,850	10%	92%	88%
Mark A. Finkelstein	300,000	(1)	—	92%	75%

(1)	Mr. Finkelstein’s employment with Emeritus began on December 31, 2011.

Annual Cash Incentives.   Our annual incentive program gives our executive officers, including the named executive officers, the opportunity to earn an annual cash award based on achievement of corporate financial goals and pre-established individual performance objectives.  For 2012, corporate goals under the annual incentive program were based on an annual increase in Adjusted CFFO per share. The Compensation Committee believes that linking executive performance to increases in Adjusted CFFO per share drives overall Company performance in such areas as revenue growth, expense control, optimal capital structure, and cash-producing acquisitions, which in turn increases the value of our Company.  The annual incentive plan for 2012 established thresholds for minimum, target and maximum annual incentive cash payouts based on an increase in Adjusted CFFO per share, as defined above, of $0.32.  An annual cash pool is established based on achievement of the Adjusted CFFO per share goal.  Once the cash pool has been established, individual amounts are approved from this pool for each of the executive officers participating in the plan.  Amounts are payable from this pool based on achievement of both the corporate financial goal and pre-established individual performance goals.  For 2012, the minimum threshold required for any payout under the annual incentive program was established at 50% achievement of the targeted Adjusted CFFO increase of $0.32 per share, or approximately $0.16 per share.  The maximum payout was established at 120% of the targeted Adjusted CFFO per share increase, or approximately $0.38 per share.  The minimum threshold must be met in order for any annual incentive cash pool to be created.

The following table sets forth the criteria for the 2012 annual cash incentive (dollars in thousands):

			2012
	2012 Adjusted	Adjusted	Cash Pool
	Per-Share	CFFO Growth %	Payout %
	CFFO Growth	From Target	From Target
Maximum payout	$0.38	120%	150%
	0.36	115%	130%
	0.35	110%	115%
	0.33	105%	105%
Target payout	0.32	100%	100%
	0.30	95%	95%
	0.28	88%	90%
	0.25	78%	85%
	0.21	65%	80%
Minimum payout threshold	0.16	50%	75%

For 2012, Mr. Cobb had a targeted annual payout equal to 130% of his base salary, in accordance with the terms of his employment agreement, and each of the other named executive officers had targeted annual payouts equal to 75% of their base salaries, based primarily on comparisons to the survey group data.  Of these targeted percentages,

50% related to achievement of the Adjusted CFFO per share goal and 50% related to performance with respect to agreed-upon individual performance objectives.  These individual objectives were set at the beginning of 2012 based on priorities in individual departments and typically consisted of between five and ten goals for each individual for the year.  Individual goals are established annually in such a way as to support our overall goals and are largely qualitative in nature.  For 2012, each of the participating named executive officers had individual goals that supported three common goals, which were: (i) to take advantage of our scale and achieve greater efficiencies; (ii) increase productivity by improving processes to streamline communication and information flow; and (iii) improve consistency and effectiveness of leadership training and strategic decision making.  The individual performance portion of the annual incentive plan is based on achievement of the executives’ goals at a level ranging from 0% to 100%.

The following table presents a breakdown of the target, threshold, and maximum incentive payouts for 2012 for our named executive officers.  In each case, payouts are first determined based on the level of achievement of Adjusted CFFO per share growth and then, based on corporate performance, allocated 50% between the Company goals component and the personal goals component.

		Company		Threshold	Maximum
		Financial	Personal	Award	Award
	Target	Goals	Goals	(75% of Target	(150% of Target
	Award	Component	Component	Award)	Award)
Granger Cobb	$975,000	50%	50%	$731,250	$1,462,500
Robert C. Bateman	272,250	50%	50%	204,188	408,375
Chris Hyatt	308,344	50%	50%	231,258	462,516
Melanie Werdel	230,051	50%	50%	172,538	345,077
Mark A. Finkelstein	225,000	50%	50%	168,750	337,500

For 2012, we achieved Adjusted CFFO per share growth of $0.31, compared to the target Company financial goal of $0.32 per share.  This resulted in a cash pool of 97.5% of the target award amounts, or a total of approximately $2.8 million for all executive officers participating in the 2012 annual incentive plan.

To determine the amounts payable under the personal goals component of the incentive plan, the Compensation Committee evaluated the 2012 individual performance of our executive officers with input from our chief executive officer, Mr. Cobb, and our chief financial officer, Mr. Bateman, on the achievement of individual objectives by the executive officers.  Since qualitative factors are involved in the determination of an individual’s performance, the Compensation Committee made a subjective assessment of performance, based on input from Mr. Cobb and Mr. Bateman.  Despite the general economic challenges in 2012, the executive officers positioned the Company to outperform the industry in the areas of average occupancy and rate per occupied unit.  Based on Company performance, the Compensation Committee determined that each of the named executive officers had achieved 100% of their individual performance goals for 2012 and awarded each of them the entire 50% of the incentive award amount related to achievement of individual goals.

Summary of 2012 Annual Incentive Payouts.  The table below presents the actual cash incentive and discretionary amounts received for 2012 performance by each of the named executive officers.

		Actual	Actual
	2012	Company	Individual	2012	2012
	Actual Payout	Performance	Performance	Discretionary	Total
	Percentage (1)	Payout	Payout	Payout	Payout
Granger Cobb	97.5%	$475,313	$475,312	$511,875	$1,462,500
Robert C. Bateman	97.5%	132,722	132,722	142,931	408,375
Chris Hyatt	97.5%	150,318	150,318	161,880	462,516
Melanie Werdel	97.5%	112,150	112,150	120,777	345,077
Mark A. Finkelstein	97.5%	109,688	109,687	118,125	337,500

(1)	Payout percentage as a percentage of target award.

The discretionary payouts for 2012 are in recognition of the completion of the Sunwest JV transaction.  We will ultimately realize approximately $110.0 million in net cash upon the wind-up of the Sunwest JV.  The net cash represents an estimated $140.0 million from our equity interest in the Sunwest JV plus a promote incentive, net of $30.0 million of capital expenditures that we are required to make to these communities under the terms of the lease with HCP.  We received an initial cash distribution of $89.7 million in the fourth quarter of 2012.  For this reason, the Compensation

Committee agreed to pay incentive bonuses and discretionary bonuses to the named executive officers at a combined amount equal to the 150% payout level.

Equity Compensation.   We typically grant equity awards to our executives at the director and above levels each year under our 2006 Plan.  Prior to 2011, we have granted only stock options to our executive officers, which vest over a specified period of time based on the continued service of the executive officer to the Company.  In 2012 and 2011, our named executive officers received grants of restricted stock rather than stock options.  The shares of restricted stock vest over four years if certain annual target increases in Adjusted CFFO per share are met.  The Compensation Committee believes that awarding performance-based restricted stock more closely aligns executive compensation with increases in shareholder value.

We award equity grants in order to provide a long-term incentive opportunity that is linked to shareholder value, to provide a continuing incentive to maximize long-term value to shareholders, and to help make the executive’s total compensation competitive.  Before awarding an equity grant, the Compensation Committee considers the equity grant practices of the companies in our survey group to determine whether the equity incentive will fall at the 50th percentile of the survey group.  Overall, the value of the stock-based grants awarded in 2012 is at the market median in the aggregate.  The size of individual equity grants awarded in 2012 was based on an analysis of the value of grants that had been awarded in the past to the named executive officers and other executive officers and on the estimated future value of the granted awards, as well as targeting initial stock-based grants for newly appointed executives at a level deemed appropriate for the position.  We typically award annual equity awards in the fourth quarter of the year.

Restricted Stock Awards.  The restricted stock awards granted to our named executive officers in 2012 and 2011 vest annually over a four-year performance period.  The performance period consists of four plan years, each of which extends from January 1 to December 31.  After each plan year, the Compensation Committee (or a subcommittee thereof) determines if and to what extent annual and/or average Adjusted CFFO per share growth has been achieved for that year and the number of shares that will become vested as a result for that year.  Shares may vest based on achievement of annual Adjusted CFFO per share growth or cumulative average Adjusted CFFO per share growth, as described below:

•
Annual Adjusted CFFO Per Share Growth:  Each plan year, shares subject to a restricted stock award vest in an amount equal to the product of (i) 25% of the total number of shares granted and (ii) a vesting percentage that corresponds to the annual Adjusted CFFO per share growth percentage for the calendar year.  Adjusted CFFO Per Share Growth must be at least 10% for a plan year for any portion of the shares to vest for that year.  The vesting percentages are set forth below (straight-line interpolation applies to any percentages that fall between the annual Adjusted CFFO per share growth percentages below):

	Annual Adjusted CFFO Per Share Growth
	10%	11%	12%	13%	14%	15%
Vesting Percentage	50%	60%	70%	80%	90%	100%

•
Average Adjusted CFFO Per Share Growth:  If shares subject to a restricted stock award do not vest at the maximum 25% level in a prior plan year as a result of annual Adjusted CFFO per share growth, those shares remain eligible for vesting in a later plan year based on cumulative average Adjusted CFFO per share growth, provided that cumulative average Adjusted CFFO Per Share Growth must be at least 10% as of the end of the plan year for which this vesting determination is made.  Cumulative average Adjusted CFFO per share growth is the average compounded cumulative annual growth in Adjusted CFFO per share during the elapsed portion of the performance period.

For the plan year ended December 31, 2012, the Compensation Committee determined that 25% of the restricted stock awards issued in 2011 had vested, based on a 16.5% increase in Adjusted CFFO from 2011 to 2012.

Recipients of restricted stock awards must be employed by Emeritus through the end of a plan year in order for any shares to vest for such year.

Stock Options.  During 2012, none of the named executive officers received a stock option grant.  Prior grants to our named executive officers were awarded with an exercise price equal to the closing price of our common stock on the date of grant and generally vested over four years, thus encouraging the executives to remain in the long-term employment of our Company.

Employment Agreement and Offer Letters.   Effective as of January 1, 2012, we entered into an amended and restated employment agreement with Mr. Cobb that has an initial three-year term and thereafter may be extended for successive 12-month terms.  Under the terms of the amended employment agreement, Mr. Cobb was to be paid an initial annual base salary of $750,000 per year, to be reviewed annually, and is eligible to receive an annual bonus.  As amended, the employment agreement no longer contains an excise tax gross-up for any payments under the agreement that constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  Instead, if any payments or benefits payable under the employment agreement will be subject to an excise tax under the Internal Revenue Code, we will pay Mr. Cobb either (i) the full amount of the payments or benefits due to him under the agreement or (ii) the full amount reduced by the minimum amount necessary to prevent any portion from being an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, whichever results, on an after-tax basis, in the greater amount payable to Mr. Cobb.

Mr. Bateman has an offer letter with us pursuant to which his initial base salary was $300,000 and pursuant to which he is eligible to receive an annual targeted bonus.  Mr. Finkelstein also has an offer letter with us pursuant to which his initial base salary was $300,000 and pursuant to which he is eligible to receive an annual targeted bonus.

The employment agreement with Mr. Cobb and the offer letters with each of Messrs. Bateman and Finkelstein also provide for certain post-termination or change in control benefits.  Those benefits are described below under Potential Payments upon Termination or Change in Control.

To date, the Compensation Committee has not otherwise established formal separation and change in control arrangements with our executive officers.  In cases where the need arises for a separation plan, the Compensation Committee generally relies upon the recommendations of the chief executive officer and the chief financial officer in matters related to a specific individual. The Compensation Committee then reviews and considers these recommendations in its deliberations.

Nonqualified Deferred Compensation Plan.   We do not provide pension plan benefits to our named executive officers.  Emeritus does provide its executive officers, at the level of director and above who meet a certain salary threshold, the opportunity to participate in the Nonqualified Deferred Compensation Plan.  This plan is intended to restore benefits not available to certain executives under our 401(k) plan due to Internal Revenue Service limitations imposed on that plan.  The Nonqualified Deferred Compensation Plan allows a participant to defer receipt of a portion of his or her eligible salary and bonus, which is invested in the executive’s choice of up to nine investment options.  The named executive officers receive a mandatory employer contribution of up to 25% of their contributions that vests immediately.  In addition, there is a discretionary employer match of up to an additional 75% of contributions.  The Compensation Committee, which is required to approve the discretionary match, approved a discretionary match of 25% for the named executive officers for 2012 as a result of overall 2012 corporate performance.

Perquisites.  We provide our named executive officers with limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program.  In 2012, the named executive officers each received an auto allowance of $500 per month, paid parking, a health club membership, medical insurance, a personal life insurance policy in the amount of $500,000 (except for Mr. Cobb who has a $2.0 million policy) and long-term disability insurance.  In addition, Mr. Cobb has a $5.0 million individual term life insurance policy.

Tax Implications

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement (other than our chief financial officer).  Performance-based compensation that meets certain requirements, including shareholder approval of the material terms of the performance goals, is not subject to the deduction limit.  We consider the impact of this rule in developing and implementing our executive compensation program but, to maintain flexibility in our compensation program, have not adopted a policy that all compensation must qualify as deductible under Section 162(m).  Our 2006 Plan is structured to permit awards granted under that plan to qualify as performance-based compensation under Section 162(m).

Clawback policy

Emeritus does not currently have a formal compensation recovery policy, often referred to as a “clawback” policy, aside from the clawback provisions for the chief executive officer and chief financial officer under the Sarbanes-Oxley Act of 2002, which requires those officers to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement due to misconduct.  The Compensation Committee will adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act or at such sooner time as it may determine advisable.

2013 Compensation

2013 Compensation Objectives

The Compensation Committee’s 2013 objective for the executive compensation program is to continue to provide a competitive compensation and benefits package that reflects Company performance and job complexity, but ensures job retention, motivation and alignment with the interests of our shareholders.  For 2013, the executive compensation program will continue to be comprised of a mix of base salary, annual incentive compensation, and long-term incentive awards.

The Compensation Committee has established base salary increases for the named executive officers of between 3.0% and 16.7% for 2013.  Annual cash incentives for 2013 will continue to be based on budgeted Adjusted CFFO per share growth as the corporate financial goal for establishing the payout pool for the named executive officers. The threshold, target, and maximum payouts for annual cash incentives will remain at the 2012 percentage ranges.  The size or form of any equity incentive award for 2013 has not yet been established, although the Compensation Committee intends to continue to grant performance-based awards.  The Compensation Committee intends to maintain total executive compensation, including salaries, annual cash incentives at target, and equity awards at around the 50th percentile of our survey group with the mean at the 50th percentile.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Robert E. Marks (chairman)
H. R. Brereton Barlow
Stuart Koenig

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the 2012, 2011 and 2010 compensation for our named executive officers.  Columns required by SEC rules are omitted where there is no amount to report.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)		($)
Granger Cobb	2012	$750,000	$511,875	$2,000,000	$-	$950,625	$68,716	(6)	$4,281,216
President and Chief	2011	695,100	57,808	2,720,000	-	724,180	55,062		4,252,150
Executive Officer	2010	661,791	-	-	767,200	496,500	1,054,589	(7)	2,980,081

Robert C. Bateman	2012	363,000	142,931	850,000	-	265,444	98,752	(8)	1,720,127
Executive Vice President-Finance	2011	330,000	-	720,000	-	247,500	75,375		1,372,875
and Chief Financial Officer	2010	300,000	26,850	-	431,550	123,150	51,829		933,379

Chris Hyatt	2012	411,125	161,880	1,200,000	-	300,636	16,789	(9)	2,090,430
Executive Vice President-Operations	2011	373,750	-	960,000	-	364,406	12,644		1,710,800
and Chief Operating Officer	2010	308,205	29,088	-	575,400	133,413	17,809		1,063,915

Melanie Werdel	2012	306,735	120,777	720,000	-	224,300	26,968	(10)	1,398,780
Executive Vice President-	2011	278,850	-	640,000	-	209,138	24,654		1,152,642
Administration	2010	252,802	22,688	-	431,550	104,062	18,242		829,345

Mark A. Finkelstein	2012	300,000	118,125	900,000	-	219,375	20,547	(11)	1,558,047
Executive Vice President-Corporate
Development, General Counsel and Corporate Secretary (12)

(1)	Salary includes amounts deferred at the executive’s election. Base salaries are reviewed annually with adjustments generally effective on January 1.

(2)	Reflects discretionary bonuses earned in the year indicated but paid in the following year.

(3)
Represents the grant date fair value for restricted stock awards granted in 2012 and 2011, which is based on the closing price of Emeritus common stock on the grant date.  The value reported is based on the total number of shares granted under each restricted stock award, all or a portion of which may be forfeited if performance goals are not met over the vesting period.  See Notes to Consolidated Financial Statements—Note 9. Stock Plans in our 2012 Annual Report on Form 10-K.

(4)
Represents the grant date fair value for stock options granted in the year indicated, excluding estimated forfeitures.  See Notes to Consolidated Financial Statements—Note 9. Stock Plans in our 2012 Annual Report on Form 10-K for assumptions made in determining these amounts.

(5)	These amounts represent annual incentive bonus awards earned in the year indicated.

(6)	Includes $22,534 in life insurance premiums, $18,870 in long-term disability insurance premiums, $17,088 in medical insurance, $4,224 for parking and a $6,000 car allowance.

(7)
Of this compensation, $1.0 million represents the excess of the amount that we paid to purchase Mr. Cobb’s house in California over what it ultimately sold for, plus maintenance and repair costs, over the net amount that we received upon resale.  In 2009, as a result of Mr. Cobb’s required relocation to Seattle, Washington in connection with the Summerville acquisition, we purchased Mr. Cobb’s house for $3.4 million and subsequently sold it in July 2010.

(8)
Includes Company matching contributions of $77,027 for the Nonqualified Deferred Compensation Plan, $5,369 in life insurance premiums, $760 in long-term disability insurance premiums, $348 in health club membership dues, $5,024 in medical insurance, $4,224 for parking and a $6,000 car allowance.

(9)	Includes $2,780 in life insurance premiums, $777 in long-term disability insurance premiums, $3,008 in medical insurance, $4,224 for parking and a $6,000 car allowance.

(10)
Includes Company matching contributions of $12,486 for the Nonqualified Deferred Compensation Plan, $740 in long-term disability insurance premiums $348 in health club membership dues, $3,170 in life insurance premiums, $4,224 for parking and a $6,000 car allowance.

(11)	Includes $3,211 in life insurance premiums, $553 in long-term disability insurance premiums, $6,559 in medical insurance, $4,224 for parking and a $6,000 car allowance.

(12)	Mr. Finkelstein’s employment with Emeritus began effective December 31, 2011.

2012 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards for each of our named executive officers for 2012.

								All Other		Grant
								Option		Date
								Awards:	Exercise	Fair
	Estimated Future Payouts				Estimated Future Payouts			Number of	or Base	Value
	Under Non-Equity				Under Equity			Securities	Price	of Stock
	Incentive Plan Awards (1)				Incentive Plan Awards (2)			Underlying	of Option	and Option
	Threshold	Target	Maximum	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	($)	($)	($)	Date	(#)	(#)	(#)	(#)(3)	($/Sh)	($)(4)

Granger Cobb	$731,250	$975,000	$1,462,500	12/10/12	43,592	N/A	87,184	–	–	$2,000,000

Robert C. Bateman	204,188	272,250	408,375	12/10/12	18,526	N/A	37,053	–	–	850,000

Chris Hyatt	231,258	308,344	462,516	12/10/12	26,155	N/A	52,310	–	–	1,200,000

Melanie Werdel	172,538	230,051	345,077	12/10/12	15,693	N/A	31,386	–	–	720,000

Mark A. Finkelstein	168,750	225,000	337,500	12/10/12	19,616	N/A	39,233	–	–	900,000

(1)
Under the annual cash incentive plan, Mr. Cobb had a targeted annual payout equal to 130% of his base salary and each of the other named executive officers had targeted annual payouts equal to 75% of their base salaries.  Of these targeted percentages, 50% was related to the financial performance goal of the Company based on 2012 Adjusted CFFO per share growth.  The other 50% of the targeted amount related to performance with respect to agreed-upon individual objectives.  The threshold amount reflects the payment amount at the minimum performance level required under the plan in order to receive any payment, which is 50% achievement of the targeted performance goal of Adjusted CFFO per share growth (corresponding to a 75% payout).  The maximum amount reflects 120% achievement of the target performance goal (corresponding to a 150% payout).  Once a payout amount is determined based on achievement of Adjusted CFFO per share growth, actual payout amounts are then allocated 50% between each of the financial performance goal of the Company and achievement of individual objectives.

(2)
Represents restricted stock awards that may vest annually over a four-year period in an amount equal to the product of (i) 25% of the number of shares granted and (ii) a vesting percentage that is determined by the annual Adjusted CFFO per share growth percentage for the calendar year.  Amounts reported at threshold reflect an annual Adjusted CFFO per share growth of 10%, and amounts reported at maximum reflect an annual Adjusted CFFO per share growth of 15%, the level at which annual vesting of 25% of the restricted shares occurs.  To the extent percentages of annual Adjusted CFFO per share growth fall between 10% and 15% in a given year, the number of vested shares will be interpolated on a straight-line basis.  A target payout amount is not determinable because amounts are payable based on actual results.  The named executive officers received restricted stock awards for the number of shares reported under the “maximum” column, but will be required to forfeit shares if and to the extent such shares do not become vested over the four-year vesting period.

(3)	There were no stock options granted to the named executive officers in 2012.

(4)
The grant date fair value of the restricted stock awards is based on a per-share value of $22.94, which is the closing market price of Emeritus common stock on the date of the grant and excludes forfeiture estimates.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on equity awards held by the named executive officers at December 31, 2012.

						Stock Awards
							Equity Incentive
						Equity Incentive	Plan Awards:
						Plan Awards:	Market or
						Number of	Payout Value
		Option Awards				Unearned Shares,	of Unearned
		Number of Securities				Units or Other	Shares, Units or
		Underlying Unexercised		Option	Option	Rights That Have	Other Rights
	Grant	Options (#) (1)		Exercise	Expiration	Not Vested	That Have Not Vested
Name	Date	Exercisable	Unexercisable	Price ($)	Date	(#)	($) (2)
Granger Cobb	09/04/07	500,000	–	$27.40	9/4/14
	11/13/08	40,000	–	8.03	11/13/18
	11/17/09	37,500	12,500	16.45	11/17/19
	11/30/10	40,000	40,000	18.03	11/30/20
	12/16/11	–	–			127,500	$3,151,800
	12/10/12	–	–			87,184	2,155,188
Totals		617,500	52,500			214,684	$5,306,988

Robert C. Bateman	12/21/09	67,500	22,500	17.39	12/21/19
	11/30/10	22,500	22,500	18.03	11/30/20
	12/16/11	–	–			33,750	$834,300
	12/10/12	–	–			37,053	915,950
Totals		90,000	45,000			70,803	$1,750,250

Chris Hyatt	07/25/06	3,334	–	18.60	7/25/13
	09/04/07	20,000	–	27.40	9/4/14
	11/13/08	9,750	–	8.03	11/13/18
	07/31/09	52,994	–	11.65	7/31/19
	11/17/09	18,750	6,250	16.45	11/17/19
	11/30/10	30,000	30,000	18.03	11/30/20
	12/16/11	–	–			45,000	$1,112,400
	12/10/12	–	–			52,310	1,293,103
Totals		134,828	36,250			97,310	$2,405,503

Melanie Werdel	09/04/07	40,000	–	27.40	9/4/14
	11/13/08	15,000	–	8.03	11/13/18
	11/17/09	22,500	7,500	16.45	11/17/19
	11/30/10	22,500	22,500	18.03	11/30/20
	12/16/11	–	–			30,000	$741,600
	12/10/12	–	–			31,386	775,862
Totals		100,000	30,000			61,386	$1,517,462

Mark A. Finkelstein	12/16/11	–	–			37,500	$927,000
	12/10/12	–	–			39,233	969,840
Totals		–	–			76,733	$1,896,840

(1)
Except for the option granted to Mr. Hyatt on July 31, 2009, the options granted to the named executive officers vest 1/4 one year after grant and vest an additional 1/4 each year thereafter so that the options are fully vested four years from the date of grant.  The option granted to Mr. Hyatt on July 31, 2009 vested 1/4 on the date of grant, and vested an additional 1/4 each year thereafter so that the option was fully vested three years from the date of grant.

(2)
The market value is based on the closing price of Emeritus common stock on December 31, 2012, which was $24.72.  Restricted stock awards vest annually over a four-year period based on achievement of annual Adjusted CFFO per share growth.

2012 Option Exercises and Stock Vested

The following table presents information on stock options exercised by the named executive officers and stock awards that vested during 2012.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	On Exercise	on Vesting	Upon Vesting
Name	(#)	($) (1)	(#)	($) (2)
Granger Cobb	–	–	42,500	$1,298,800
Robert C. Bateman	–	–	11,250	343,800
Chris Hyatt	–	–	15,000	458,400
Melanie Werdel	15,000	$223,650	10,000	305,600
Mark A. Finkelstein	–	–	12,500	382,000

(1)	The value realized on exercise is the difference between the fair market value of the underlying common stock at the time of exercise and the exercise price.

(2)	The value realized on vesting is based on the closing price of Emeritus common stock on March 11, 2013, which was $30.56.

Nonqualified Deferred Compensation

We maintain a Nonqualified Deferred Compensation Plan that allows the executive officers to defer receipt of up to 25% of their eligible salary and eligible bonuses, which is invested in the employee’s choice of up to nine investment options offered under the plan.  The executive officers receive a mandatory annual employer matching contribution of up to 25% of their contributions that is immediately vested.  In addition, there is a discretionary employer match of up to an additional 75% of contributions that becomes nonforfeitable subject to a three-year vesting schedule, beginning when the executive officer first enrolls in the plan, or if earlier, upon the executive officer’s reaching age 65, the executive officer’s disability or death, or upon certain terminations of employment in connection with a change in control.  The Compensation Committee, which is required to approve a discretionary match, approved a 25% discretionary match for 2012 for the named executive officers.  Deferral elections occur once a year and may include the executive’s base salary, eligible bonuses, any amounts refunded from the Company’s 401(k) plan, or all three.  Once the election is made, that deferral amount may not be changed for that year.  Any contributions made to the plan, and the earnings on those contributions, will be paid to the executive on the later of (i) six months following termination of employment or (ii) January of the calendar year following an executive’s termination of employment for whatever reason.  In cases where an executive’s balance in the plan is less than $100,000, it is paid as a single sum, and amounts greater than $100,000 are paid in five substantially equal annual payments.  The plan permits disbursements to currently employed executives in the event of an unforeseeable emergency.  For this purpose, an “unforeseeable emergency” means a severe financial hardship to a participant resulting from an illness or accident of the participant, the participant’s spouse or a dependent.

The Compensation Committee administers the Nonqualified Deferred Compensation Plan.  The board of directors retains the discretion to amend, suspend or terminate the plan at any time.

The following table presents information on the nonqualified deferred compensation for each of the named executive officers for 2012.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last	in Last	in Last	Distributions	at Last
	Fiscal Year	Fiscal Year	Fiscal Year		Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
Granger Cobb	$-	$-	$-	$-	$-
Robert C. Bateman	154,053	77,027	48,422	-	468,200
Chris Hyatt	-	-	-	-	-
Melanie Werdel	24,973	12,486	(93)	-	166,154
Mark A. Finkelstein	-	-	-	-	-

(1)
The amount reported reflects elective deferrals made by the named executive officer of cash compensation paid for 2012.  These amounts are included in the “Salary”, “Bonus”, and “Non-Equity Incentive Plan Compensation” columns, as applicable, in the Summary Compensation Table for 2012.

(2)
The amount reported reflects matching contributions made by Emeritus in 2013 for 2012 contributions.  These amounts are included in the “All Other Compensation” column of the Summary Compensation Table but not in the “Aggregate Balance at Last Fiscal Year-End” column of this table because of the date the contributions were made.

(3)	These amounts represent the actual increase (decrease) in the value of the investments selected by the executive.

(4)	Of the amounts reported in this column, the following amounts have also been reported in the Summary Compensation Table for 2012, 2011 and 2010:

		Previously	Previously
	Reported	Reported	Reported
	for 2012	for 2011	for 2010
Name	($)	($)	($)
Granger Cobb	$-	$-	$-
Robert C. Bateman	154,053	121,275	60,631
Chris Hyatt	-	-	-
Melanie Werdel	24,973	22,731	14,419
Mark A. Finkelstein	-	-	-

Potential Payments upon Termination or Change in Control

To date, the Compensation Committee has not established formal separation and change-in-control arrangements with all of the named executive officers, but Messrs. Cobb, Bateman, and Finkelstein are eligible to receive certain post-termination benefits described below.

Effect of a Change in Control under the 2006 Plan.  Under the 2006 Plan, unless otherwise determined at the time of grant of an option or a restricted stock award, in the event of a Company transaction that is not a change in control or a related party transaction (terms “Company transaction,” “change in control” and “related party transaction” are defined below), all outstanding awards will become fully and immediately vested or exercisable, unless the awards are converted, assumed, or replaced by a successor company.  In the event of a change in control, outstanding options and restricted stock awards will become fully vested and, in the case of options, exercisable.  Alternatively, the board of directors or the Compensation Committee can cash out awards in exchange for their termination (either on a fully vested basis or only to the extent vested as of the time of the change in control), based on the amount of consideration received by shareholders in the transaction.

In addition, restricted stock awards granted to the executive officers in December 2012 provide that if such awards are continued, converted, assumed or replaced by a successor company in a Company transaction or change in control, such awards will become vested and no longer subject to forfeiture in the event of an executive officer's termination of employment (a) by the Company or the successor company for any reason other than for cause or (b)

 by the executive officer for good reason, either in connection with or within one year following a Company transaction or a change in control.

For purposes of the foregoing, the following definitions apply:

“Cause” generally means an executive officer's dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), as determined by the Compensation Committee.

“Change in control” generally means (i) an acquisition of 50% or more of Emeritus’ outstanding common stock or the combined voting power of then outstanding voting securities, except for certain related party transactions, or (ii) a change in the composition of the board of directors during any two-year period such that individuals who, as of the beginning of such two-year period, constituted the board cease to constitute at least a majority of the board.

“Company transaction” generally means:  (i) a merger or consolidation of Emeritus with or into any other company or other entity; (ii) a statutory share exchange or a sale in one transaction or a series of related transactions of at least 50% of Emeritus’ outstanding voting securities; or (iii) a sale, lease, exchange or other transfer in one transaction, or a series of related transactions of all or substantially all of Emeritus’ assets.

“Good Reason” generally means any of the following events or conditions without the executive officer’s express, written consent, provided timely notice of such event or condition is provided by the executive to the Company or a successor company and the Company or a successor company has had a cure period with respect to such event or condition:

•
a material diminution in either the executive officer’s annual base salary or in the executive officer’s total compensation package (except for a diminution in connection with a general diminution for all executives of Emeritus or the successor company and except for a diminution attributable to the executive officer’s or Emeritus’ or the successor company’s failure to meet applicable performance targets, goals or similar criteria);

•
a material diminution in the executive officer’s authority, position, duties or responsibilities relative to the executive officer’s authority, position, duties and responsibilities immediately prior to the Company transaction or change in control;

•	a material breach by Emeritus or a successor company of the agreement evidencing the restricted stock award; or

•
any requirement by Emeritus or a successor company that the executive officer relocate his or her principal place of work more than 50 miles from its location on the date immediately prior to the Company transaction or change in control.

“Related party transaction” generally means (i) the beneficial ownership of Emeritus or the resulting company remains the same with respect to at least 50% of the shares of common stock and the combined voting power of the outstanding voting securities in substantially the same proportions as immediately prior to the Company transaction; (ii) no entity (other than Emeritus or certain affiliates) will beneficially own 50% or more of the outstanding shares of common stock of the resulting company or the combined voting power of the outstanding voting securities of the resulting company, unless such ownership previously existed; and (iii) Emeritus’ incumbent board of directors will constitute, after the Company transaction, at least a majority of the board resulting from such Company transaction.

If a Company transaction or a change in control had occurred effective as of the last business day of fiscal year 2012 (December 31, 2012), (i) pursuant to which outstanding options and restricted stock awards would be entitled to full acceleration of vesting (e.g., upon a Company transaction in which awards are not assumed) or (ii) pursuant to which an executive officer’s employment was terminated without cause or the executive officer terminated employment for good reason, the estimated amount of incremental compensation to be received by each of the named executive officers upon the Company transaction or change in control as a result of the acceleration of in-the-money stock options and unvested restricted stock awards would have been as follows:

	Full Acceleration of Unvested Equity Awards Upon a Company Transaction/Change In Control	Acceleration of Unvested Equity Awards Upon Termination of Employment in Company Transaction/ Change in Control
Name	($)	($) (1)
Granger Cobb	$5,677,963	$2,155,188
Robert C. Bateman	2,065,700	915,950
Chris Hyatt	2,657,891	1,293,103
Melanie Werdel	1,730,012	775,862
Mark A. Finkelstein	1,896,840	969,840
(1)	Represents acceleration under restricted stock awards granted in 2012, which provide for “double-trigger” acceleration.

       These amounts are based on the intrinsic value of the stock options or the market price of the restricted stock as of December 31, 2012.  The intrinsic value of stock options is equal to the difference between the exercise price of the options and the closing price of Emeritus common stock on December 31, 2012, which was $24.72.  The actual amounts to be received can only be determined at the time of a change in control or Company transaction, if any.

Employment Agreement—Mr. Cobb.  In January 2012, we entered into an amended employment agreement with Mr. Cobb that is effective as of January 1, 2012 and ends on December 31, 2014 and which may be extended for successive 12-month terms.  In the event of Mr. Cobb’s termination by Emeritus or a successor company thereto without cause or by Mr. Cobb for good reason, he will be entitled to a lump sum payment equal to two and a half times the sum of his annual base salary and target annual bonus amount.  In addition, 100% of Mr. Cobb’s unvested stock options and restricted stock grants will be immediately vested, and Mr. Cobb will have up to 24 months to exercise the options or, if earlier, the expiration date of such options.  Mr. Cobb’s amended employment agreement no longer includes a gross-up for taxes that may be incurred as a result of compensation earned under the amended agreement.  To receive any severance payments or benefits under the amended employment agreement, Mr. Cobb must execute a general release and waiver of all claims against us in a form satisfactory to us.  If Mr. Cobb’s employment had terminated as provided above on December 31, 2012, Mr. Cobb would have been entitled to the following amounts:

Salary	$1,875,000
Bonus	2,437,500
Intrinsic value of in-the-money unvested options	370,975
Market value of accelerated vesting of restricted stock	5,306,988

For purposes of the amended agreement, “cause” is generally defined to mean (i) willful and repeated failure to comply with lawful written directives of the board of directors; (ii) any knowing, willful or intentional act of disloyalty or misconduct that is materially injurious to Emeritus or conviction of, or plea of guilty to, a felony or a crime involving moral turpitude; or (iii) a material breach of the employment agreement and failure to timely cure such breach following notice from Emeritus of such breach.

“Good reason” generally means, subject to timely notice by Mr. Cobb of any event that constitutes “good reason” and a Company cure period,  (i) a material diminution in Mr. Cobb’s annual base salary (except for reductions in connection with a general reduction for all executive officers); (ii) a material diminution in Mr. Cobb’s authority, duties, or responsibilities; (iii) a material breach by Emeritus or a successor company of the employment agreement and failure to timely cure such breach; or (v) a requirement that Mr. Cobb relocate his principal place of work by more than 50 miles from its present location without Mr. Cobb’s prior written consent.

Offer Letter—Mr. Bateman.  Mr. Bateman’s offer letter with us provides that in the event of a change in control or a termination without cause, Mr. Bateman is entitled to a lump-sum cash payment equal to his then-current annual base salary.  Assuming either event occurred as of December 31, 2012, Mr. Bateman would have been entitled to a payment of $363,000.

Under Mr. Bateman’s offer letter, “change in control” generally means (i) a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of Emeritus unless holders owning voting securities immediately prior to the transaction own at least 75% of the voting securities immediately thereafter; (ii) a change in the composition of the board of directors such that individuals who constituted the board cease to constitute at least a majority of the board; or (iii) shareholder approval of a complete liquidation or dissolution of Emeritus.  “Cause” is defined substantially similar to the definition above in Mr. Cobb’s employment agreement.

Offer Letter—Mr. Finkelstein.  Mr. Finkelstein’s offer letter with us provides that in the event that he is terminated without cause during the two-year period following the start of his employment, he will be entitled to receive a lump sum payment equal to the amount of his then-current annual base salary.  Assuming such termination occurred as of December 31, 2012, Mr. Finkelstein would have been entitled to a payment of $300,000.  Under the offer letter, “cause” is defined substantially similar to the definition above in Mr. Cobb’s employment agreement.

Nonqualified Deferred Compensation Plan.  The Nonqualified Deferred Compensation Plan provides for a mandatory Company matching contribution for executive officers, which is immediately vested, and a discretionary Company contribution, which will become nonforfeitable subject to a three-year vesting schedule, beginning when the executive officer first enrolls in the plan, or, if earlier, upon the participant’s reaching age 65, the participant’s disability or death, or a change in control event.  If any of the foregoing termination events had occurred effective as of December 31, 2012, none of the named executive officers participating in the Nonqualified Deferred Compensation Plan would have received any incremental compensation as their Company contribution amounts were all fully vested as of December 31, 2012.

DIRECTOR COMPENSATION

2012 Director Compensation

For 2012, we paid each of our non-employee directors an annual cash retainer of $25,000 and cash fees of $1,500 for each board or committee meeting they attended, whether in-person or telephonic.  The chairmen of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee received an additional $10,000 cash retainer.  We also reimbursed our directors for all reasonable expenses incurred in connection with their attendance at meetings.

Under the Directors Plan, each non-employee director automatically received an option to purchase 2,500 shares of our common stock at the time of the director’s initial election or appointment to the board of directors.  In addition, each non-employee director automatically received an option to purchase 7,500 shares of our common stock immediately following each year’s annual meeting of shareholders.  All options granted under the Directors Plan fully vest on the day immediately prior to the annual meeting that follows the date of grant, subject to continued service as a director until that date, and expire 10 years after the date of grant, except that the option for 2,500 shares granted at the time of a director’s initial election or appointment to the board vests immediately upon grant.  The exercise price for all options granted under the Directors Plan is the closing market price of our common stock on the grant date.

Our director Mr. Brandstrom retired as Executive Vice President—Finance and Chief Financial Officer in December 2009, but remains employed with the Company in an advisory, non-officer capacity and serves as Vice Chairman of the board.  In connection with his continued employment, Mr. Brandstrom entered into an employment contract, including an amendment thereto, with the Company that was effective January 1, 2010 and continues through December 31, 2014.  Mr. Brandstrom’s base salary under this agreement was $152,948 for 2012 and is $100 per year in each of 2013 and 2014.  As long as Mr. Brandstrom remains a director of Emeritus, he will receive restricted stock or options to purchase Emeritus common stock in amounts equivalent to the annual non-employee director grants.  Once Mr. Brandstrom is no longer an employee of the Company, each of his outstanding stock options will become fully vested and, except for incentive stock options granted prior to January 1, 2010, he will be entitled to exercise the options until the earlier of (i) two years after termination of employment and (ii) the last day of the option term.  The post-termination exercise period originally applicable to incentive stock options granted prior to January 1, 2010 continues to govern.

Through December 31, 2013, Mr. Brandstrom and his family are covered by our executive benefit plan, which includes medical and dental insurance, $500,000 of life insurance, participation in the Company’s Nonqualified Deferred Compensation Plan, long-term disability insurance, and an automobile allowance.  In the event of Mr. Brandstrom’s death during the term of the agreement, his dependents will be entitled to health insurance coverage under COBRA for 36 months thereafter.

Mr. Brandstrom’s term as a director ends on May 29, 2013, the date of our annual meeting of shareholders, and he is not standing for reelection.

No other employee directors received any separate compensation for their service on our board of directors during 2012.

2012 Director Compensation Table

The following table sets forth the compensation of our directors for 2012.  As employee directors, Messrs. Daniel Baty and Granger Cobb did not receive any separate compensation for their service on the board of directors during 2012.  See the Summary Compensation Table for disclosures relating to Mr. Cobb’s compensation.

	Fees Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

H. R. Brereton Barlow	$49,000	$68,325	$–	$117,325
Stanley L. Baty	38,500	68,325	–	106,825
Raymond R. Brandstrom (2)	–	68,325	186,945	255,270
Bruce L. Busby	50,500	68,325	–	118,825
Stuart Koenig	50,500	68,325	–	118,825
James R. Ladd	52,000	68,325	–	120,325
Richard W. Macedonia	65,000	68,325	–	133,325
Robert E. Marks	70,500	68,325	–	138,825

(1)
The amounts reported in this column reflect the grant date fair value of the awards, excluding forfeitures.  See Notes to Consolidated Financial Statements—Note 9. Stock Plans set forth in our 2012 Annual Report on Form 10-K for assumptions made in determining these amounts.  The grant date fair value of options granted in 2012 to the directors was $9.11 per share.

(2)
Mr. Brandstrom’s compensation as an employee of the Company includes salary of $152,948, car allowance of $6,000, medical insurance of $14,994, life insurance premiums of $8,158, long-term disability insurance premiums of $621 and $4,224 for parking.  Mr. Brandstrom did not receive any cash fees for service on the board during 2012.

The following table contains the aggregate number of shares subject to options outstanding at December 31, 2012 for the directors set forth in the table above:

Option
Name	Shares

H. R. Brereton Barlow	17,500
Stanley L. Baty	15,000
Raymond R. Brandstrom	145,000
Bruce L. Busby	70,000
Stuart Koenig	40,000
James R. Ladd	17,500
Richard W. Macedonia	32,500
Robert E. Marks	55,000

2013 Director Compensation

In March 2013, our board of directors voted to increase the compensation for non-employee directors.  As disclosed above in Proposal 2 above regarding the amendment of our 2006 Equity Incentive Plan, we intend to compensate our directors in 2013 with restricted stock awards under the 2006 Equity Incentive Plan.  Subject to shareholder approval of the amendment of the 2006 Equity Incentive Plan, the Directors Plan will be terminated, and annual grants will be made to the directors under the terms of a Non-Employee Director Equity Award Program that will be administered under the 2006 Equity Incentive Plan, as amended.

For 2013, the changes to director compensation are as follows:

•	Increase the annual cash retainer to $60,000 from $25,000;
•	Discontinue board meeting fees, but maintain the per-committee meeting fee of $1,500;
•	Increase the annual cash retainer payable to the chairperson of the Audit Committee to $15,000 from $10,000;
•	Maintain the annual cash retainer payable to each committee chairperson (other than the Audit Committee) of $10,000;
•	Discontinue the initial election grant of a stock option for 2,500 shares; and
•
Replace the annual stock option grant for 7,500 shares with an annual restricted stock grant with a value of $90,000 (based on the fair market value of our common stock on the date of grant) that vests on the business day immediately preceding the following annual meeting.

Our board also implemented stock ownership guidelines under which each of the independent directors should own Emeritus stock worth $240,000 in total by the later of (i) five years from the adoption of the guidelines or (ii) five years from the date of the director’s election to the board.

To assist in setting the 2013 compensation, the board engaged Towers Watson to provide information to it on compensation trends and practices and to assist it in evaluating its independent director compensation policy and programs.  To facilitate the board’s review and decision making for the overall independent director compensation strategy, Towers Watson provided the board with a survey group proxy study, general healthcare industry market data, benchmarks for stock compensation, and recommendations on types and amounts of equity awards for directors.  The 2013 compensation amount approximates the 50th percentile of the applicable peer group.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of March 18, 2013, certain information with respect to the beneficial ownership of our common stock by:

•	each person that we know owns more than 5% of our common stock;
•	each of our directors;
•	each current officer named in the Summary Compensation Table; and
•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power.  Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.  Unless otherwise indicated, the address of each of the officers, directors, and shareholders named below is: c/o Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

The table includes the beneficial ownership of stock options currently exercisable or exercisable within 60 days.

	Shares of Emeritus Common Stock
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Named Executive Officers

Granger Cobb (2)	1,170,502	2.4%

Robert C. Bateman (3)	172,053	*

Chris Hyatt (4)	250,388	*

Melanie Werdel (5)	177,594	*

Mark A. Finkelstein (6)	89,233	*

Directors

H. R. Brereton Barlow (7)	10,000	*

Stanley L. Baty (8)(9)	3,069,320	6.5%

Raymond R. Brandstrom (10)	393,275	*

Bruce L. Busby (11)	82,500	*

Stuart F. Koenig (12)	32,500	*

James R. Ladd (13)	10,000	*

Richard W. Macedonia (14)	25,000	*

Robert E. Marks (15)	47,500	*

More than 5% Shareholders

Brandon D. Baty (8)(16) 600 University Street, Suite 2500 Seattle, WA 98101	3,061,920	6.5%

Daniel R. Baty (8)(17)	5,667,339	11.9%

B.F., Limited Partnership (18) Columbia-Pacific Group, Inc. 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	2,951,920	6.2%

Capital World Investors (19) 333 South Hope Street	2,730,000	5.8%
Los Angeles, CA 90071

FMR LLC (20) 82 Devonshire Street Boston, MA 02109	6,770,920	14.3%

All directors and executive officers as a group (22 persons) (8)(21)	8,975,331	18.2%

*	Less than 1%.

(1)	Based on 47,349,694 outstanding shares as of March 18, 2013.

(2)	Includes options exercisable within 60 days for the purchase of 617,500 shares and 214,684 unvested shares of restricted stock.

(3)	Includes options exercisable within 60 days for the purchase of 90,000 shares and 70,803 unvested shares of restricted stock.

(4)	Includes options exercisable within 60 days for the purchase of 134,828 shares and 97,310 unvested shares of restricted stock.

(5)	Includes options exercisable within 60 days for the purchase of 100,000 shares and 61,386 unvested shares of restricted stock.

(6)	Includes 76,733 unvested shares of restricted stock.

(7)	Includes options exercisable within 60 days for the purchase of 10,000 shares.

(8)
Includes 2,951,920 shares held indirectly, consisting of 2,951,920 shares held by B.F., Limited Partnership (“B.F.”), 1,300,000 shares of which are pledged as security for a loan.  Columbia Pacific Group, Inc. (“CPG”) is the general partner of B.F., which is wholly owned by Daniel R. Baty and controlled by Mr. Baty and his sons Stanley L. Baty, who is a director of the Company, and Brandon D. Baty.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are also each limited partners of B.F.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty each disclaim beneficial ownership of the shares held by B.F. except to the extent of their respective pecuniary interests in such shares.

(9)
Includes options exercisable within 60 days for the purchase of 7,500 shares.  In addition, of the shares held as described in footnote 3 above, 33,209 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 69,072 shares are attributable to trusts for the benefit of Stanley L. Baty’s children, of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F.  Stanley L. Baty disclaims beneficial ownership of the shares held by the trusts.

(10)	Includes options exercisable within 60 days for the purchase of 50,000 shares.

(11)	Includes options exercisable within 60 days for the purchase of 62,500 shares.

(12)	Includes options exercisable within 60 days for the purchase of 32,500 shares.

(13)       Includes options exercisable within 60 days for the purchase of 10,000 shares.

(14)	Includes options exercisable within 60 days for the purchase of 25,000 shares.

(15)	Includes options exercisable within 60 days for the purchase of 47,500 shares.

(16)
Of the shares held as described in footnote 3 above, 33,209 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 69,072 shares are attributable to trusts for the benefit of Stanley L. Baty’s children, of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F. Brandon D. Baty disclaims beneficial ownership of the shares held by the trusts.

(17)	Includes options exercisable within 60 days for the purchase of 350,000 shares.

(18)
CPG is the general partner of B.F., which is wholly owned by Daniel R. Baty and controlled by Mr. Baty and his sons Stanley L. Baty, who is a director of the Company, and Brandon D. Baty.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are also each limited partners of B.F.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty each disclaim beneficial ownership of the shares held by B.F. except to the extent of their respective pecuniary interests in such shares.

(19)
Based on Schedule 13G/A filed by Capital World Investors on February 13, 2013 indicating beneficial ownership as of December 31, 2012.  According to such filing, Capital World Investors reported that it has sole voting power and sole dispositive power with respect to 2,730,000 shares.

(20)
Based on Schedule 13G/A filed by FMR LLC on February 14, 2013, indicating beneficial ownership as of December 31, 2012.  According to such filing, FMR LLC reported that it and its related entities have sole voting power with respect to 687,223 shares and sole dispositive power with respect to 6,770,920 shares.

(21)
Includes options exercisable within 60 days for the purchase of 2,016,922 shares, including options described in footnotes 2 and 4 through 7 and 9 through 16 above, and 699,918 shares of unvested restricted stock, including unvested restricted stock described in footnotes 4 through 8 above.

TRANSACTIONS WITH RELATED PERSONS

Shared Opportunities Agreement with Mr. Daniel R. Baty. The Company and Mr. Baty entered into a Shared Opportunities Agreement on January 19, 2011 (the “SOA”), to be effective while Mr. Baty is an officer or director of the Company, unless we give six months written notice to Mr. Baty of termination of the SOA or we otherwise agree.  In connection with entry into the SOA, we and Mr. Baty agreed to terminate the Noncompetition Agreement dated September 29, 1995, as amended, between the Company and Mr. Baty.  Under the SOA, Mr. Baty and his affiliate, Columbia Pacific Management (“CPM”), of which Mr. Baty is a managing partner, acknowledge that each has an affirmative obligation to immediately present to the Company all investment opportunities in senior living communities and ancillary businesses (including therapy, home health, durable medical equipment and hospice) in the United States and Canada.  With respect to each such transaction, we will have the right to (i) pursue such transaction on our own or elect to co-invest with Mr. Baty in the transaction or (ii) manage the assets and/or business pursuant to a management agreement.  If we enter into a management agreement, we will also be entitled to (a) a first right of refusal to purchase the assets and/or business at a subsequent sale and (b) a participation “promote” (in addition to any return to which we may be entitled as an equity participant) upon the sale of the assets and/or business.  In the event that Mr. Baty identifies an investment opportunity in senior living communities and ancillary businesses in China (the “China Opportunity”), we will have the right to co-invest in the China Opportunity up to 50% of the equity value and manage, consult, or otherwise provide resources upon mutually agreeable terms.  In 2012, we entered into a consulting agreement with an affiliate of Mr. Baty’s under the terms of which we are providing systems, programmatic and operational support in connection with the affiliate’s senior housing investment activities in China, including the development of a rehabilitation care center that opened in Shanghai in the third quarter of 2012.

Community Agreements with Baty-Related Entities.  Mr. Daniel Baty personally guarantees our obligations under certain leases pursuant to which we initially leased 18 communities (the “Cash Flow Sharing Communities”) from a real estate investment trust (“REIT”).  In October 2008, the real property underlying eight of these communities was purchased by a 50-50 joint venture owned by Emeritus and Mr. Baty and they were removed from the master lease.

As compensation for facilitating the master lease and for the guarantee, Mr. Baty receives, based on a prescribed formula, 50% of the positive cash flow of the Cash Flow Sharing Communities, which includes those in the joint venture, and is responsible for 50% of any negative cash flow, as defined in a cash flow sharing agreement.  We have the right to purchase Mr. Baty’s 50% interest in the cash flow of these communities for the lesser of 50% of (i) six times cash flow or (ii) the fair market value of that cash flow.  For purposes of this transaction, cash flow is defined as net income adjusted for management fees equal to 5% of revenues, actual capital expenditures, and certain other agreed upon adjustments.  Under this agreement, Emeritus received $364,000 for 2012 and $132,000 for 2011 and Mr. Baty received $1.3 million for 2010.

For those communities owned by the joint venture, we have the right to purchase Mr. Baty’s equity interest in the properties for the lesser of 50% of (i) fair market value or (ii) net operating income, as defined, capitalized at 8.25%.  Mr. Baty also guarantees the debt on the joint venture communities, which totaled $41.1 million at December 31, 2012.

At December 31, 2012, we managed four assisted living communities that are owned by entities that Mr. Baty controls and in which he, Stan Baty, a member of our board of directors, and/or the Baty family partnership held varying direct and indirect financial interests, and one assisted living community that is wholly owned by Mr. Baty.  Mr. Brandstrom, our vice chairman, has a passive investment interest in a number of entities controlled by Mr. Baty and/or the Baty family partnership, including Columbia Pacific.  The management agreements generally provide for fees equal to 5% of revenues, are for indefinite terms unless terminated for cause, and grant us a right of first refusal on sale of the properties.  The Company earned management fee revenue under these agreements of approximately $778,000, $832,000 and $732,000 in 2012, 2011, and 2010, respectively.

The Company and Mr. Baty have a continuing agreement that governs the operating, accounting, and payment procedures relating to the foregoing entities in which Mr. Baty had a financial interest, including prompt repayment of any balances that are temporarily outstanding as a result of normal operations and interest on average outstanding balances at LIBOR plus 3.0%.  As of March 31, 2013, there were no material outstanding balances (net of funds held by us for application to outstanding balances).

Painted Post.  During 1995, for state regulatory reasons, Messrs. Daniel Baty and Brandstrom formed Painted Post Partners, a New York general partnership (“Painted Post”), to facilitate the operation of assisted living communities in the state of New York.  This partnership later contributed its assets to Painted Post LLC, which is now the successor to the partnership.  We have entered into administrative services agreements with the partnership for the term of the underlying leases.  The administrative services agreements provide for fees to us that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index.  In addition, we have agreed to indemnify Messrs. Baty and Brandstrom against losses and, in exchange, they have agreed to assign any profits to us.  As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event either ceases to be a senior executive of Emeritus, he will transfer his interest in Painted Post for a nominal charge to his successor at Emeritus or other person designated by us.  In 2011, Messrs. Baty and Brandstrom transferred their ownership interests in Painted Post LLC to Mr. Cobb.

Summerville Agreements.  In connection with the September 2007 acquisition of Summerville, we entered into a registration rights agreement dated March 29, 2007 with the AREA shareholders, the Saratoga shareholders, the Baty shareholders, and Mr. Cobb.

Under the registration rights agreement, we agreed to register shares of common stock beneficially owned by these persons under certain circumstances.  We have also granted the shareholders who are parties to the registration rights agreement certain customary incidental, or “piggyback,” registration rights to participate in registrations initiated by us for our own account or other security holders.

At the same time as we entered into the registration rights agreement, we entered into a shareholders’ agreement with the AREA shareholders, the Saratoga shareholders, and the Baty shareholders.  Under the terms of this shareholders’ agreement, a representative of each of the Baty shareholders, the Saratoga shareholders and the Apollo shareholders was elected or appointed to our board of directors.  In 2010, the representative of the Saratoga shareholders resigned from our board of directors and was not replaced and in 2012, the Saratoga shareholders sold their remaining Emeritus stock and are no longer entitled to elect a director.  In March 2013, the AREA shareholders sold their remaining Emeritus stock and are no longer entitled to elect a director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2012, our officers, directors, and greater-than-10% shareholders complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in the Proxy Statement

For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting of shareholders next year (pursuant to Rule 14a-8 of the Exchange Act), the written proposal must be received by our corporate secretary at our principal executive offices no later than December 16, 2013 and must otherwise be in compliance with applicable SEC rules.  If the date of next year’s annual meeting of our shareholders is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.  Proposals should be addressed to: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

Advanced Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to the board of directors or to present a proposal at the 2014 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our bylaws.  We expect our 2014 annual meeting of our shareholders to be held on May 28, 2014.  Based on this date, under our Restated Bylaws, notice of nomination or other business must be delivered to our corporate secretary at our principal executive offices no earlier than February 27, 2014, and no later than March 29, 2014.  If less than 60 days’ notice or public disclosure of the date of the 2014 annual meeting of shareholders is given, then notice must be received not later than the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders or such public disclosure was made.  Any shareholder notice shall set forth all required information as set forth in our Restated Bylaws.

Our timely receipt of a proposal by a qualified shareholder will not guarantee the proposal’s inclusion in our proxy materials or presentation at the 2014 annual meeting of our shareholders, due to other requirements in the proxy rules.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with all applicable requirements of the SEC’s proxy rules, state law and our bylaws.

OTHER INFORMATION

We make available, free of charge, copies of our filings with the SEC, including this proxy statement and our 2012 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2012, to any shareholders upon request in writing or by phone to:  Investor Relations, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, (206) 298-2909.  The documents are also available for downloading or printing by going to our website at www.emeritus.com and selecting “Investors”.

APPENDIX A

EMERITUS CORPORATION

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

SECTION 1.  PURPOSE

The purpose of the Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company's shareholders.

SECTION 2.  DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3.  ADMINISTRATION

3.1	Administration of the Plan

The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and an "outside director" within the meaning of Section 162(m) of the Code, or any successor provision thereto.  Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan with respect to designated classes of Eligible Persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan.  Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.  To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act.  All references in the Plan to the "Committee" shall be, as applicable, to the Board, the Compensation Committee or any other committee or senior executive officer to whom the Board has delegated authority to administer the Plan.

3.2	Administration and Interpretation by Committee

(a)           Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (x) delegate ministerial duties to such of the Company's employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b)           In no event, however, shall the Committee have the right, without shareholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; (iii) cancel an Option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another option or SAR, restricted stock or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; or (iv) take any other action that has the same effect as the preceding (i), (ii) or (iii).

(c)           The effect on the vesting of an Award of a Company-approved leave of absence or a Participant's reduction in hours of employment or service shall be determined by the Company's chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d)           Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person.  A majority of the members of the Committee may determine its actions.

SECTION 4.  SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the aggregate number of shares of Common Stock that shall be available for issuance under the Plan shall be:

(a)           8,700,000 shares; plus

(b)           (i) any authorized shares not issued or subject to outstanding options under the Company's Amended and Restated Stock Option Plan for Non-Employee Directors (the "Non-Employee Director Plan") as of the date of the 2013 Annual Meeting of Shareholders and (ii) any shares subject to outstanding options under the Non-Employee Director Plan as of the date of the 2013 Annual Meeting of Shareholders that subsequently cease to be subject to such options (other than by reason of exercise of the options), up to an aggregate maximum of 389,000 shares that can be added to the Plan by reason of the foregoing clauses (i) and (ii), which shares shall cease, as of the applicable date, to be available for grant and issuance under the Non-Employee Director Plan and shall instead be available for issuance pursuant to the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2           Share Usage

(a)           If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to the Company, the shares subject to such Awards and the forfeited shares shall again be available for issuance under the Plan.  Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan.

(b)           The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c)           Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan.  Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan.  In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination.  In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d)           Notwithstanding the other provisions in this Section 4.2, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

SECTION 5.  ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects.  An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company's securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company's securities.

SECTION 6.  AWARDS

6.1	Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan.  Such Awards may be granted either alone or in addition to or in tandem with any other type of Award.  Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2	Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, notice or agreement that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award.  If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents.  Deferral of any Award or payment thereunder shall satisfy the requirements for exemption from Section 409A or satisfy the requirements of Section 409A as determined by the Committee prior to such deferral.

6.4	Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion.  The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate.  The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.  Notwithstanding the foregoing, if any Award for which dividends or dividend equivalents have been granted has its vesting, payment or grant dependent on the achievement of one or more performance goals, then the dividends or dividend equivalents shall accrue and be paid only to the extent the Award becomes vested or payable.  Also notwithstanding the foregoing, the crediting of dividends or dividend equivalents must comply with or qualify for an exemption under Section 409A.

SECTION 7.  OPTIONS

7.1	Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2	Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date, except in the case of Substitute Awards (and shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options).

7.3	Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Committee, provided such term may not exceed ten years, or, if not so established, shall be ten years from the Grant Date.  For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code, as specified in Section 8.4.

7.4	Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. If not otherwise established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Committee at any time:

Period of Participant's Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After 1 year	1/4th
After 2 years	1/2
After 3 years	3/4
After 4 years	100%

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5 and 13.  An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5	Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased.  Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a)           cash, check or wire transfer;

(b)           having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(c)           tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d)           so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of  proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(e)           such other consideration as the Committee may permit.

7.6	Effect of Termination of Service

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.  If not otherwise established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a)           Any portion of an Option that is not vested and exercisable on the date of a Participant's Termination of Service shall expire on such date.

(b)           Any portion of an Option that is vested and exercisable on the date of a Participant's Termination of Service shall expire on the earliest to occur of:

(i) if the Participant's Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant's Termination of Service occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination of Service; and

(iii) the last day of the maximum term of the Option (the "Option Expiration Date").

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant's Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise.  If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option shall likewise be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after a Participant's Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

SECTION 8.  INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provisions of the Plan, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder, including, to the extent required, the following:

8.1	Dollar Limitation

To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which a Participant's Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option.  In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2	Eligible Employees

Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options.

8.3	Exercise Price

The exercise price of an Incentive Stock Option shall be at least 100% of the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a "Ten Percent Stockholder"), shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date.  The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.4	Option Term

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not exceed five years.

8.5	Exercisability

An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the date of a Participant's termination of employment if termination was for reasons other than death or disability, (b) more than one year after the date of a Participant's termination of employment if termination was by reason of disability, or (c) more than six months following the first day of a Participant's leave of absence that exceeds three months, unless the Participant's reemployment rights are guaranteed by statute or contract.

8.6	Taxation of Incentive Stock Options

In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option.  The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7	Code Definitions

For the purposes of this Section 8, "disability," "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

SECTION 9.  STOCK APPRECIATION RIGHTS

9.1	Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion.  An SAR may be granted in tandem with an Option ("tandem SAR") or alone ("freestanding SAR").  The grant price of a tandem SAR shall be equal to the exercise price of the related Option.  The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2.  An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be as established for that SAR by the Committee, provided such term may not exceed ten years, or, if not so established, shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2	Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying:  (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised.  At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 10.  STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1	Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2	Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant's release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13 and applicable securities laws, (a) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock.  Any fractional shares subject to such Awards shall be paid to the Participant in cash.

SECTION 11.  PERFORMANCE AWARDS

11.1	Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award.  Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.  Notwithstanding the foregoing, the amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2	Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award.  Performance Units shall consist of a unit valued by reference to a designated amount of cash or property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.  Notwithstanding the foregoing, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12.  OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13.  WITHHOLDING

The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (a) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award ("tax withholding obligations") and (b) any amounts due from the Participant to the Company or to any Related Company ("other obligations").  Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant's tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable, (ii) having the Company or a Related Company withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations.  The value of the shares so withheld or surrendered may not exceed the employer's minimum required tax withholding rate.

SECTION 14.  ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant's death.  During a Participant's lifetime, an Award may be exercised only by the Participant.  Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15.  ADJUSTMENTS

15.1	Adjustment of Shares

(a)           In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the

Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (3) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor; and (4) the maximum number and kind of securities set forth in Section 16.3.

(b)           The Committee may also make adjustments as described in Section 15.1(a)(1)-(4) in the event of any distribution of assets to shareholders other than a normal cash dividend.  In determining adjustments to be made under this Section 15.1(b), the Committee may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax and accounting consequences of an adjustment and (iii) the possibility that some Participants might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, or make other equitable adjustments.  Any such adjustments to outstanding Awards shall be effected in a manner intended to preclude the enlargement of rights and benefits under such Awards.

(c)           The determination by the Committee as to the terms of any of the foregoing adjustments, including any determination of whether a distribution is other than a normal cash dividend, shall be conclusive and binding. Notwithstanding the foregoing provisions of this Section 15.1, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.  Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2	Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company.  To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3	Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award or unless provided otherwise in a written employment, services or other agreement between the Participant or a Related Company, in the event of a Change in Control:

(a)           If the Change in Control is a Company Transaction in which Awards (other than Awards identified in Section 15.3(b) below) could be converted, assumed, substituted for or replaced by a Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes for or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award (other than an Award identified in Section 15.3(b) below) shall not be accelerated or lapse, and all such vesting and/or forfeiture restrictions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.  If and to the extent that such Awards are not converted, assumed, substituted for or replaced by a Successor Company, such Awards shall become fully and immediately vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control, and such Awards shall terminate at the effective time of the Change in Control.

If the Change in Control is not a Company Transaction in which Awards (other than Awards identified in Section 15.3(b) below) could be converted, assumed, substituted for or replaced by a Successor Company, all outstanding Awards (other than Awards identified in Section 15.3(b) below) shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control, and such Awards shall terminate at the effective time of the Change in Control.

For the purposes of this Section 15.3, an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction.  The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b)           All  Performance Shares or Performance Units earned and outstanding as of the date the Change in Control is determined to have occurred shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award.  Any remaining Performance Shares or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control.  Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c)           Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide that a Participant's outstanding Awards shall terminate upon or immediately prior to a Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Award.

(d)           For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4	Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards.  Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants.

The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change in control that is the reason for such action.

15.5	No Limitations

The grant of Awards shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6	Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.7	Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered "deferred compensation" within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered "deferred compensation" shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16.  CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1	Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee for the specified Performance Period, which shall be based on the attainment of specified levels of one of or any combination of the following "performance criteria" for the Company as a whole or any business unit of the Company, as reported or calculated by the Company:  cash flows (including, but not limited to, occupancy rate, rate per unit, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating profit or income (including or excluding depreciation, amortization, extraordinary items, restructuring charges, prior-year self-insurance adjustments or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net earnings or net income (before or after taxes); return on invested capital; improvements in capital structure; earnings before or after interest, taxes, depreciation, amortization and/or rent; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the "Performance Criteria").  Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations or indices.  Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs; (v) extraordinary or nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company's annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) foreign exchange gains and losses; (ix) gains and losses on asset sales; and (x) certain capital expenditures.  To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2	Committee Certification; Adjustment of Awards

After the completion of each Performance Period, the Committee shall certify the extent to which any Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of an Award subject to this Section 16.  Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3	Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Participant may be granted Awards, other than Performance Units, subject to this Section 16 in any calendar year period with respect to more than 750,000 shares of Common Stock.  The maximum dollar value payable with respect to any Awards that are payable in cash subject to this Section 16 and granted to any Participant in any one calendar year shall be $3,000,000.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17.  AMENDMENT AND TERMINATION

17.1	Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board.  Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2	Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate on March 1, 2023.  After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.  Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of the date of approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

17.3	Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant's consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan.  Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.  Notwithstanding the foregoing, any adjustments made pursuant to Sections 15 or 18.12 shall not be subject to these restrictions.

SECTION 18.  GENERAL

18.1	No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant's employment or other relationship at any time, with or without cause.

18.2	Issuance of Shares

(a)           Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company's counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b)           The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c)           As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant's own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws.  At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration.  The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3	Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person's own willful misconduct or except as expressly provided by statute; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company's articles of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4	No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5	Compliance With Laws and Regulations

In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

18.6	Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgement of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7	No Trust or Fund

The Plan is intended to constitute an "unfunded" plan.  Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8	Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9	Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10	Choice of Law

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law.  Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

18.11	Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.12	Section 409A of the Code

The Plan and Awards granted under the Plan are intended to comply with or be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options and stock appreciation rights under Treasury Regulation Section 1.409A-1(b)(5), or otherwise.  To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any such Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A.  Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that the Committee makes no representations or warranties that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.  No provision of the Plan or any Award shall be interpreted or construed to transfer any liability resulting from or arising out of any such consequences from a Participant or any other individual to the Company or any of its Related Companies.  Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant's employment or service are intended to mean the Participant's "separation from service," within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A.  In addition, if the Participant is a "specified employee," within the meaning of Section 409A(2)(B)(i), then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant's "separation from service," within the meaning of

Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant's death, the Participant's estate) in a lump sum on the first business day after the earlier of (a) the date that is six months following the Participant's separation from service or (b) the Participant's death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A.

18.13	Award Rescission or Recoupment

Notwithstanding any other provision of the Plan to the contrary, any Award granted, or amount payable or paid hereunder, shall be subject to potential cancellation, rescission, payback, recoupment or other action in accordance with, and to the extent required by, (a)  the terms of the Company's clawback policy, as then in effect and as it may be amended from time to time (the "Policy"), to the extent that the Policy applies to such Award or amount (including a Policy implemented or amendments made thereto after the grant of an Award to a Participant) or (b) applicable law or applicable securities exchange listing standards (collectively, "Applicable Law").  By accepting an Award or the payment of any amount under the Plan, a Participant, as a condition to the grant of such Award or payment thereunder, shall be subject to any such Policy or Applicable Law and shall agree to execute all consents and other documentation necessary to effectuate the Company's application, implementation and enforcement of (a) the Policy and any future amendment of the Policy or adoption or amendment of similar policies that may apply to the Participant and (b) any provision of Applicable Law relating to cancellation, rescission, payback or recoupment of Awards or compensation from the Company, pursuant to which the Company may take such actions as are permitted under the Policy or any similar policy (as applicable to any Participant) or Applicable Law without further consent or action being required by such Participant.

SECTION 19.  EFFECTIVE DATE

The effective date (the "Effective Date") is the date on which the Plan is approved by the shareholders of the Company.

APPENDIX A

DEFINITIONS

As used in the Plan,

"Acquired Entity" means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

"Award" means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Award, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

"Board" means the Board of Directors of the Company.

"Cause," unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company's chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

"Change in Control," unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a)           an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), excluding, however, the following:  (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) a Related Party Transaction;

(b)           a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c)           a consummation of a Company Transaction.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" has the meaning set forth in Section 3.1.

"Common Stock" means the common stock, par value $0.0001 per share, of the Company.

"Company" means Emeritus Corporation, a Washington corporation.

"Company Transaction," unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a)           a merger or consolidation of the Company with or into any other company or other entity;

(b)           a statutory share exchange pursuant to which the Company's outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company's outstanding voting securities; or

(c)           a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company's assets,

excluding, however, in each case a Related Party Transaction.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

"Compensation Committee" means the Compensation Committee of the Board (or any authorized subcommittee thereof).

"Covered Employee" means a "covered employee" as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

"Disability," unless otherwise defined by the Committee for purposes of the Plan or in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company's chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

"Effective Date" has the meaning set forth in Section 19.

"Eligible Person" means any person eligible to receive an Award as set forth in Section 5.

"Entity" means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

"Fair Market Value" means the closing sale price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

"Grant Date" means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

"Incentive Stock Option" means an Option granted with the intention that it qualify as an "incentive stock option" as that term is defined for purposes of Section 422 of the Code or any successor provision.

"Nonqualified Stock Option" means an Option other than an Incentive Stock Option.

"Option" means a right to purchase Common Stock granted under Section 7.

"Outstanding Company Common Stock" has the meaning set forth under "Change in Control" in this Appendix A.

"Outstanding Company Voting Securities" has the meaning set forth under "Change in Control" in this Appendix A.

"Parent Company" means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries.

"Participant" means any Eligible Person to whom an Award is granted.

"Performance Award" means an Award of Performance Shares or Performance Units granted under Section 11.

"Performance Criteria" has the meaning set forth in Section 16.1.

"Performance Period" means the period of time during which the Performance Criteria must be satisfied in order to determine the degree of payout and/or vesting with respect to an Award.  The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

"Performance Share" means an Award of units denominated in shares of Common Stock granted under Section 11.1.

"Performance Unit" means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

"Plan" means the Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan.

''Related Company" means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

"Related Party Transaction" means a Company Transaction pursuant to which:

(a)           the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(b)           no Entity (other than the Company, any employee benefit plan (or related trust) of the Company or a Related Company, the Successor Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Company Transaction, such Parent Company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(c)           individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Company Transaction, of the Parent Company).

"Restricted Stock" means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

"Restricted Stock Unit" means a Stock Unit subject to restrictions prescribed by the Committee.

"Retirement," unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means "Retirement" as defined for purposes of the Plan by the Committee or the Company's chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches "normal retirement age," as that term is defined in Section 411(a)(8) of the Code.

"Section 409A" means Section 409A of the Code, including the regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Stock Appreciation Right" or "SAR" means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

"Stock Award" means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

"Stock Unit," including a Restricted Stock Unit, means an Award denominated in units of Common Stock granted under Section 10.

"Substitute Awards" means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

"Successor Company" means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

"Termination of Service" means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement.  Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company's chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding.  Transfer of a Participant's employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award.  Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant's employment or service relationship is with an entity that has ceased to be a Related Company.  A Participant's change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company, or a change in status from a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

"Vesting Commencement Date" means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

Emeritus Corporation

2013 Annual Meeting of Shareholders

May 29, 2013, 10:00 a.m. Pacific Time

Harbor Club

Norton Building

South Cascade Room

801 Second Avenue 17th Floor

Seattle, Washington 98104

Directions

The Norton Building main entrance is located on Second Avenue between Columbia and Marion Streets. The following directions direct you to the parking garage entrance located on First Avenue.

Northbound on I-5:

Exit at James Street
Turn left (west) on James Street
Proceed west on James Street
Turn right on 4th Avenue
Turn left on Columbia Street
Turn right on 1st Avenue
NORTON BUILDING parking is the first driveway on the right

Southbound on I-5:

Exit at James Street
Turn right (west) on James Street
Proceed west on James Street
Turn right on 4th Avenue
Turn left on Columbia Street
Turn right on 1st Avenue
NORTON BUILDING parking is the first driveway on the right

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 29, 2013

EMERITUS CORPORATION

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 01, 2013
Date: May 29, 2013 **Time:** 10:00 AM PDT
Location: Harbor Club
801 Second Avenue
South Cascade Room
Seattle, Washington 98104

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000172012_1 R1.0.0.51160

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Form 10-K 3. Shareholder Letter

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will **NOT** be forwarded to your investment advisor. Please make the request as instructed above on or before May 15, 2013 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy.*" To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

0000172012_2 R1.0.0.51160

Voting items

1. Election of Directors

Nominees

01 Stanley L. Baty   02 Granger Cobb   03 Richard W. Macedonia

The Board of Directors recommends you vote FOR the following proposal(s):

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000172012_3 R1.0.0.51160

EMERITUS
Senior Living

EMERITUS CORPORATION
ATTN: LISA LORAN
3131 ELLIOTT AVENUE, SUITE 500
SEATTLE, WA 98121-1031

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Stanley L. Baty   02 Granger Cobb   03 Richard W. Macedonia

The Board of Directors recommends you vote FOR proposals 2. and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000172014_1 R1.0.0.51160

EMERITUS® Senior Living

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com .

EMERITUS CORPORATION
Annual Meeting of Shareholders
May 29, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The shareholders hereby appoint Granger Cobb and Robert C. Bateman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EMERITUS CORPORATION that the shareholders are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, PDT on May 29, 2013, at the Harbor Club, 801 Second Avenue, South Cascade Room, Seattle, Washington 98104, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000172014_2 R1.0.0.51160